As filed with the Securities and Exchange Commission on June 1, 1999
                                                      Registration No. 333-78135




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   AMENDMENT
                                    No. 1 to


                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                        INTERVEST CORPORATION OF NEW YORK

        (Exact name of registrant as specified in governing instruments)



                              10 Rockefeller Plaza
                                   Suite 1015
                          New York, New York 10020-1903
                                 (212) 218-2800

                                  (Address and
                                telephone number
                            of registrant's principal
                               executive offices)


                               LAWRENCE G. BERGMAN
                                 VICE PRESIDENT
                        INTERVEST CORPORATION OF NEW YORK
                        10 ROCKEFELLER PLAZA (SUITE 1015)
                          NEW YORK, NEW YORK 10020-1903
                                 (212) 218-2800

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

            Approximate date of commencement of proposed sale to the
             public; as soon as practicable after the effective date
                         of this registration statement

                         -------------------------------


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of each                      Proposed       Proposed
class of                           maximum        maximum
securities to       Amount         offering       aggregate Amount of
be                  to be          price per      offering  Registration*
registered          registered     debenture      price     Fee
--------------------------------------------------------------------------------
Series  /  /
Subordinated
Debentures         $6,500,000      $10,000     $6,500,000   $1,807.00
                    ---------                                --------
--------------------------------------------------------------------------------
* $1529.00 was previously paid


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


This Registration Statement contains       pages.  The Exhibit Index is on
page.

         The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to completion, dated June 1, 1999


                        INTERVEST CORPORATION OF NEW YORK
                               Maximum $6,500,000
                               Minimum $4,500,000
                                 Series __/__/99
               $2,500,000 Subordinated Debentures Due July 1, 2002
               $2,000,000 Subordinated Debentures Due July 1, 2004 $2,000,000 Subordinated Debentures Due July 1, 2006


         We are offering up to $6,500,000 in principal amount of our Series __/__/99 Subordinated Debentures. The Debentures are being offered in three maturities, with up to $2,500,000 in principal amount to mature on July 1, 2002, up to $2,000,000 in principal amount to mature on July 1, 2004 and up to $2,000,000 in principal amount to mature July 1, 2006. Interest on the debentures will accrue each calendar quarter at the following annual interest rates: 8% for debentures due July 1, 2002; 8 1/2% for debentures due July 1, 2004; and 9% for debentures due July 1, 2006. In addition, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same annual interest rates. All accrued interest on the debentures will be payable at the maturity of the debentures.

         The debentures are being offered by Sage Rutty & Co., Inc. and by other participating broker/dealers. The underwriters must sell the minimum amount of debentures offered ($4,500,000 principal amount) if any are sold. The underwriters are required to use only their best efforts to sell the maximum amount of debentures offered ($6,500,000 principal amount). Pending the sale of the minimum amount, all proceeds will be deposited in an escrow account with M&T Bank. In the event that the minimum amount is not sold prior to ___________, 1999 the offering will terminate and all funds will be returned promptly to subscribers. The offering will continue until all debentures are sold or until 120 days after the minimum amount is sold, whichever is earlier. The minimum investment is $10,000 principal amount of debentures.




            THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.
                        See "Risk Factors on Page ____."


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------------------------------------
                                      Price to                Underwriting Fees                  Proceeds to
                                       Public                 and Commissions(1)                 Company(1)(2)
                                       ------                 ------------------                 -------------

Per Debenture                       $    10,000               $         800                      $    9,200
Minimum Offering                    $ 4,500,000               $     262,500                      $4,237,500
Maximum Offering                    $ 6,500,000               $     367,500                      $6,132,500
--------------------------------------------------------------------------------------------------------------


(1)The Company will pay a commission of 3% of the purchase price of each Debenture maturing July 1, 2002, 5% of the purchase price of each Debenture maturing July 1, 2004 and 7% of each Debenture maturing July 1, 2006. In addition, the Company will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate amount of Debentures maturing July 1, 2002, and 1% of the aggregate amount of Debentures maturing July 1, 2004 and July 1, 2006.

(2)In addition to underwriting fees and commissions, expenses of the Offering payable by the Company are estimated to be approximately $110,000. See "Use of Proceeds."




                             Sage, Rutty & Co., Inc.

                The date of this Prospectus is ___________, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We also have filed a Registration Statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the following SEC locations:

Public Reference Room   New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center       City Corp. Center
Room 1024               Suite 1300                 500 West Madison Street
Washington, D.C. 20549  New York , New York 10048  Suite 1400
                                                   Chicago, Illinois
                                                   60661-2511

         You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is:
http:\\www.sec.gov.

         Purchasers of Debentures will be furnished annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants stating that (i) an audit of such financial statements has been made in accordance with generally accepted auditing principles, and (ii) the opinion of the accountants with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

                                WHO SHOULD INVEST

         The purchase of the Debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. We have established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

                                     SUMMARY

         The following summary is qualified in its entirety by reference to the information included elsewhere in this Prospectus.

         The Company. Intervest Corporation of New York is a New York corporation which was incorporated in April, 1987. We presently own mortgages on real estate, and intend to acquire additional interests in real estate, including the acquisition and origination of additional mortgages. Substantially all of our mortgages are secured by multi-family apartment buildings. We maintain our offices at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-218-2800.


         Securities Offered. $6,500,000 principal amount of Series __/__/99 Subordinated Debentures in three maturities, as follows: $2,500,000 principal amount of Subordinated Debentures, due July 1, 2002, $2,000,000 principal amount of Subordinated Debentures due July 1, 2004, and $2,000,000 principal amount of Subordinated Debentures due July 1, 2006. Interest on the principal amount of the Debentures will accrue each calendar quarter at the following annual interest rates: 8% for Debentures maturing July 1, 2002; 8 1/2% for Debentures maturing July 1, 2004; and 9% for Debentures maturing July 1, 2006. In addition, interest will accrue each calendar quarter on the balance of the accrued interest at the same interest rate. All accrued interest is payable at maturity. The Debentures will be unsecured obligations and will be subordinated to all of our Senior Indebtedness. As of March 31, 1999, we had no Senior Indebtedness. There is no limitation on the amount of Senior Indebtedness which we may issue. We may issue additional unsecured indebtedness which is pari passu with the Debentures. The Debentures will be redeemable, in whole or in part, at any time at our option. See "Description of Debentures."


         Use of Proceeds. The net proceeds from the sale of the Debentures, after payment of expenses of the Offering, will be used to purchase additional mortgages or interests in real estate in accordance with our mortgage investment policy and real estate investment policies. See "Transactions with Management" and "Use of Proceeds."

         Summary   Financial   Information.   The  following  summary  financial
information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

Balance Sheet Summary
                                     March 31,               December 31,
                                     ---------               ------------
                                       1999             1998             1997
                                       ----             ----             ----

Total Assets                      $101,261,000     $ 99,887,000     $ 95,571,000
Cash                                25,551,000       27,426,000       15,596,000
Mortgages                           70,896,000       67,533,000       74,316,000
Total Long Term
 Obligations(1)                     86,052,000       85,791,000       82,966,000
Stockholders' Equity                11,796,000       11,568,000       10,521,000
---------------------

(1)Includes current portion of long-term obligations.


Income Statement Summary

                        Three Months
                        Ended March 31,                             Year Ended December 31
                                                                    ----------------------
                       1999          1998              1998           1997           1996           1995           1994
                       ----          ----              ----           ----           ----           ----           ----
                       (unaudited)
Net Interest
Income               $472,000      $653,000         $2,548,000     $1,907,000   $2,444,000       $1,757,000       $1,777,000

Non-Interest
Income                430,000       143,000         1,035,000        643,000       654,000         414,000        300,000

Net Income            228,000       211,000           947,000        446,000       697,000         442,000        536,000

Ratio of
Earnings to
Fixed Charges            1.2            1.2               1.2            1.1           1.2             1.1            1.2


Risk Factors. An investment in the Debentures involves certain risks and prospective investors should carefully consider the various risk factors. See "Risk Factors."

                                  RISK FACTORS

         The purchase of the Debentures involves certain risk factors, including the following:

         Proceeds Not Committed to Specific Investments. None of the net proceeds of the offering have yet been committed to specific investments. This is customarily referred to as a blind pool. We intend to use the proceeds to acquire mortgage interests in conformity with our mortgage investment policies and our past practices. In addition, we may acquire other interests in real properties in accordance with our real estate investment policies. All determinations concerning the use and investment of the proceeds will be made our by management. The specific characteristics of any such investments are presently unknown and there is a greater degree of uncertainty concerning the return on any such investments than would be the case if specific investments were identified. The Holders of Debentures will not have the opportunity to evaluate any mortgages or other real property interests that may be acquired with the proceeds. See "Use of Proceeds."

         Risks of Junior Mortgages and Wraparound Mortgages. Our mortgages, which currently generate most of our income, are first mortgages and junior mortgages. Substantially all of these mortgages are non-recourse. If the owner of a mortgaged property fails to make a payment due on a senior mortgage where we are the owner of the junior mortgage, the holder of the senior mortgage may commence foreclosure proceedings. There can be no assurance that we will have funds available to cure a default on the senior mortgage in order to prevent foreclosure on such senior mortgage. In the event of a foreclosure on the senior mortgage, as the owner of the junior mortgage we will only be entitled to share in the proceeds after satisfaction of the amounts due to senior lienholders. The proceeds realized on such foreclosure may be insufficient to pay all sums due on the senior mortgage, other senior liens and on our mortgage. It is also possible that in some cases a "due-on-sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may be deemed to apply to the sale of the property upon our foreclosure of our junior mortgage, and may accordingly increase our risks in the event of a default by the borrower on its junior mortgages.

         We have in the past and may in the future own "wraparound mortgages" under which the outstanding principal balance of the wraparound mortgage includes the outstanding principal balance of a mortgage owed to another party, and we are required to make any payments due on such senior underlying mortgage from the payments received on the wraparound mortgage. Such a mortgage may entail a greater risk than if it were a first mortgage. If the owner of the mortgaged property fails to make a payment on our wraparound mortgage, with the result that we in turn fail to make the corresponding payment due on the senior underlying mortgage, the holder of the senior underlying mortgage may commence foreclosure proceedings. In such event, if the proceeds realized on such foreclosure are insufficient to pay all sums due on the senior underlying mortgage and on our mortgage, we could lose part or all of our investment. See "History and Business-Present Business" and "History and Business-Certain Characteristics of the Company's Mortgage Investments."

         Risks of Non-Recourse Mortgages. Substantially all of our mortgages (and those we expect to acquire in the future) are non-recourse. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. Thus, on default, our ability to recover our investment is dependent solely upon the value of the property which we sell in foreclosure of our mortgage and the amount of prior mortgages and liens which must be paid from the net proceeds. We do not, moreover, maintain any allowance for loan loss. See "History and Business - Certain Characteristics of the Company's Mortgage Investments."

         Conflicts of Interest. One of the mortgages we presently own is a lien on real estate owned by a party related to us. There are conflicts of interest inherent in all dealings with such affiliates. These conflicts could include, among other things, our acquisition of mortgages or other interests in real property from affiliates; the retention of affiliates to perform services, including real estate management services and mortgage servicing; and the pursuit of remedies that might be necessitated by a default in any mortgage securing real property owned by an affiliate. These conflicts will not be resolved by arm's-length bargaining. Matters involving such a conflict of interest will be approved or ratified by a majority vote of our Board of Directors, including a majority of our "independent" directors (i.e. those directors who are neither officers nor employees) in attendance at any meeting considering such matters. No assurance can be given that they will be resolved in the manner most favorable to Debenture holders, or that we will pursue any rights or remedies which it may have against such affiliate. See "History and Business."

         Subordination   of  Debentures.   The  Debentures   will  be  unsecured
obligations  and will be subordinated  to all of our  Indebtedness  which (i) is secured, in whole or in part, by any of our assets or the assets of any of our subsidiaries, or (ii) arises from our unsecured borrowings from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or (iii) arises from our unsecured borrowings from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings which are evidenced by commercial paper, or (v) other unsecured borrowings which are subordinate to Indebtedness of a type described in clauses
(i), (ii) or (iv) above if, immediately after the issuance thereof, our total capital, surplus and retained earnings exceed the aggregate of the outstanding principal amount of such indebtedness, or (vi) is our guarantee of Indebtedness of a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of March 31, 1999, we had no Senior Indebtedness. There is no limitation or restriction in the Debentures or the Indenture on our creation of Senior Indebtedness or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation of or the amount of Indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). As of March 31, 1999, we had $80,400,000 aggregate principal amount of Pari Passu Indebtedness. Accordingly, upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. See "Description of Debentures-Subordination."

         Best Efforts Offering. No commitment exists on the part of the Underwriter to purchase all or any part of the Debentures offered hereby and, therefore, no assurance can be given that any such Debentures will be sold. If at least $4,500,000 of Debentures are not sold by the Offering Termination Date, all subscription funds will be refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid. See "Plan of Offering."

         Absence of Public Market. Investors should be aware that there is no existing market for the Debentures and it is not likely that such a market will develop. No broker-dealer presently expects to make a market in the Debentures. Accordingly, it may be difficult to resell the Debentures.

         No Sinking Fund. There is no sinking fund for retirement of the Debentures at or prior to their maturity. We anticipate that principal and accrued interest on the Debentures will be paid from our working capital, or from the proceeds of a refinancing of the Debentures, but no assurance can be given that we will have sufficient available funds to make such redemption.

         Concentration Risks. A substantial portion of our assets are invested in mortgages secured by multi-family apartment buildings located in the City of New York. Many of the properties, moreover, are subject to rent control and rent stabilization laws imposed in the City of New York. We anticipate that a substantial portion of the real property interests that we may acquire with the proceeds of this offering are also likely to be geographically located in the New York metropolitan area. Any resulting lack of diversity in the number, type or location of our investments may increase our risk of loss. See "History and Business" and "Management's Discussion and Analysis--Results of Operations."

         Business Dependent upon Investment in Mortgages. Our success, in large part, depends on our ability to keep our assets continuously invested in mortgages and, to a lesser extent, real property. We may be unable to keep the optimum percentage of our assets so invested, which may result in lower rates of return from the investment of its assets in other investments. See "History and Business."

         Risk of Balloon Payments. Certain of our mortgage loans have balloon payments due at the time of their maturity. We may purchase additional mortgage loans that have balloon payments due at the time of their maturity. Volatile interest rates and/or erratic credit conditions and supply of mortgage funds at that time may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at the time such balloon payments are due. See "General Risks of Financing on Real Estate."

         Competition. In connection with the making of investments, we may experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to ours. An increase in the general availability of funds may increase competition in the making of investments in mortgages and real property and may reduce the yields available therefrom.

         Reliance on Management. All decisions with respect to our management will be made exclusively by our officers and directors. Holders of the Debentures have no right or power to take part in management. Accordingly, no person should purchase Debentures unless he is willing to entrust all aspects of our management to our officers and directors. Prospective investors will, therefore, be entirely reliant on those officers and directors and will not be able to evaluate for themselves the merits of proposed mortgage or other real estate investments. Certain of our executive officers, moreover, presently serve without compensation. Should the services of any such officers be lost, we might be required to devote a portion of its income to salary expense. See "Management."

         General Risks of Financing on Real Estate. All mortgage loans are subject to some degree of risk, including the risk of a default by the borrower on the mortgage loans and the added responsibility on our part of operating the property and/or foreclosing in order to protect our investment. The borrower's ability to make payments due under a mortgage loan and the amount we may realize after a default will be dependent upon the risks generally associated with real estate investments, which are beyond our control, including general or local economic conditions, neighborhood values, interest rates, real estate tax rates, other operating expenses, the supply of and demand for properties of the type involved, the inability of the borrower to obtain or maintain full occupancy of the property, zoning laws, rent control laws, other governmental rules and fiscal policies and acts of God.

         Default by Mortgagor and Foreclosure. In the event of a default on a mortgage loan which requires us to foreclose upon the property or otherwise pursue our remedies in order to protect our investment, we may seek to obtain a purchaser for the property upon such terms as we deem reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to us.

         Risks of Ownership of Real Property. We may also be subject to the risks inherent in the ownership of interests in any commercial, industrial, retail or residential properties which we acquire directly or in a foreclosure process, including, without limitation, fluctuations in occupancy rates and operating expenses, variations in rental schedules, the character of the tenancy and the possible effect on the cash flow from a property if its tenants incur financial difficulties. Such events may, in turn, be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which we invest, zoning laws, federal and local rent controls, federal and local environmental protection laws, including, without limitation, laws relating to the use and maintenance of asbestos, other laws and regulations and real property tax rates. Certain expenditures associated with real estate equity investments (principally real estate taxes and maintenance costs) are not necessarily decreased by events adversely affecting our income from such investments. Thus, the cost of operating a real property may exceed the rental income earned thereon, and we may have to advance funds in order to protect its investment or may be required to dispose of the real property at a loss. Our ability to meet our debt and other obligations will depend in part on these factors, and for these and other reasons, no assurance of profitable operation of a real property can be made.

         Risks of Prevailing Interest Rates and Availability of Funds. The real estate industry in general and the kinds of investments which we will make in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. The direction of future interest rates and the willingness of financial institutions to make funds available for real estate financing in the future is difficult to predict. The real property and the properties underlying any mortgages that may be acquired with the proceeds of this Offering, and the properties underlying our present mortgage loans will also be affected by prevailing economic conditions and the same factors noted in "Risks of Ownership of Real Property" above, which may affect our ability to collect rent and the borrower's ability to repay, respectively. We are is unable to predict what effect, if any, the prevailing economic conditions will have on our ability to make mortgage loans or on the operations of the properties subject to our investments or our own real property.

         Risk of Prepayment of Mortgages. While many of our mortgage loans include penalties for prepayment, fluctuating interest rates may give rise to prepayments and there can be no assurance that we would be able to reinvest the proceeds of such prepayments at the same or higher interest rates. See "General Risks of Financing on Real Estate."

         Risk of Unavailable Working Capital. To the extent that reserves that we maintain are not sufficient to defray expenses and carrying costs which exceed our income, it will be necessary to attempt to borrow such amounts. In the event financing is not available on acceptable terms, we may be forced to liquidate certain investments on terms which may not be favorable to it.

         Hazardous Waste and Environmental Liens. Recent federal and state statutes impose liability on property owners or operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. Additionally, such statutes allow the government to place liens for such liability against affected properties, which liens will be senior in priority to other liens, including mortgages against the properties. Federal and state laws in this area are constantly evolving. We intend to monitor such laws and take commercially reasonable steps to protect itself from the impact thereof; however, there can be no assurance that we will be fully protected from the impact of such laws.

                                 USE OF PROCEEDS


         The net proceeds of the Offering, after payment of underwriting fees and commissions, are estimated at $6,132,500 if the maximum amount ($6,500,000) of the Debentures are sold, and are estimated at $4,237,500 if the minimum amount ($4,500,000) of the Debentures are sold. Such proceeds will be held in trust for the benefit of the purchasers of Debentures, and only used for the purposes set forth herein. After payment of other expenses of the Offering estimated at $110,000, such net proceeds will become part of the working capital of the Company and will be used to purchase mortgages or interests in real estate in accordance with the mortgage and real estate investment policies of the Company.


         Pending investment of the net proceeds as specified above, the Company plans to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages or other interests in real estate are not identified for reinvestment.

         It is presently anticipated that specified mortgage and/or real estate investments will be identified over the course of approximately six months after the completion of the Offering.

Selected investments will meet the criteria and characteristics embodied in the Company's present investment policies. See "History of Business - Real Estate Investment Policies and Mortgage Investment Policy". It is not anticipated that any single investment will be in an amount which exceeds ten percent (10%) of the total assets of the Company. In no event, will more than ten percent (10%) of the proceeds be used to acquire interests in unimproved and/or non-income-producing property.

         In the event that any real estate that may be acquired is subsequently resold or refinanced, any proceeds received therefrom will become part of the working capital of the Company and will be available for reinvestment. Any fees or commissions paid, directly or indirectly, to the Company or its affiliates in connection with any such resale or refinancing, will be on terms comparable with those that would be paid to unaffiliated parties. See "Transactions with Management."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of March 31, 1999 and as adjusted to give effect to the sale of the Debentures offered hereby:

                                                        As adjusted for the
                                                        Sale of the Debentures
                                                        ----------------------
                                                        Minimum        Maximum
                                  At March 31, 1999     Offering       Offering
                                  -----------------     --------       --------

Long Term Debt:


  Debenture Interest Payable
    at Maturity                       $  5,652,000   $  5,652,000   $  5,652,000
                                      ------------   ------------   ------------
  Outstanding Debentures                80,400,000     80,400,000     80,400,000
                                      ------------   ------------   ------------
  Debentures Offered                                    4,500,000      6,500,000
                                      ------------   ------------   ------------
                                        86,052,000     90,552,000     92,552,000
                                      ------------   ------------   ------------


Stockholders' Equity:
  Common Stock, No Par Value,
   200 shares authorized,
   31.84 shares issued and
   outstanding                           2,000,000      2,000,000      2,000,000
                                      ------------   ------------   ------------
Class B Stock, No Par Value,
   100 shares authorized,
   15.89 shares issued and
   outstanding                             100,000        100,000        100,000
                                      ------------   ------------   ------------
  Additional Paid-in Capital             3,509,000      3,509,000      3,509,000
                                      ------------   ------------   ------------
  Retained Earnings                      6,187,000      6,187,000      6,187,000
                                      ------------   ------------   ------------
  Total Stockholders' Equity            11,796,000     11,796,000     11,796,000
                                      ------------   ------------   ------------
      Total Capitalization            $ 97,848,000   $102,348,000   $104,348,000
                                      ============   ============   ============
---------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources:

     The Company is engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage, junior mortgage and wraparound mortgage loans. The Company's current investment policy emphasizes the investment in mortgage loans on income producing properties. The majority of the Company's loans are expected to mature within approximately five years.

     The Company's liquidity is managed to ensure that sufficient funds are available to meet maturities of borrowings or to make other investments, taking into account anticipated cash flows and available sources of funds. The Company's principal sources of funds have consisted of borrowings (principally through the issuance of its subordinated debentures), mortgage repayments and cash flow from ongoing operations. Total stockholders' equity at March 31, 1999 was $11,796,000. The Company considers its current liquidity and additional sources of funds sufficient to satisfy its outstanding commitments and its maturing liabilities.

Results of Operations:

     Three Months Ended March 31, 1999 and 1998
     ------------------------------------------

     For the three months ended March 31, 1999 interest income was $2,515,000 as compared to $2,783,000 for the same period a year ago. The decrease of $268,000 resulted mainly from a decrease in mortgages receivable from $86,822,000 at March 31, 1998 to $70,896,000 at March 31, 1999 and lower interest rates on certain mortgages.

     Interest expense for the 1999 period was $2,043,000 as compared to $2,130,000 for the 1998 period. The decrease of $87,000 resulted mainly from lower interest rates on certain debentures.

     General and administrative expenses for 1999 period were $254,000 as compared to $181,000 for 1998. The increase of $73,000 resulted mainly from increases in payroll and advertising expenses, offset in part by a decrease in management fee.

     The provision for income taxes are $193,000 and $180,000 for three months ended March 31, 1999 and 1998, respectively. These provisions represent 46% of pretax income for each period.

     Year Ended December 31, 1998 and 1997
     -------------------------------------

     Interest Income for 1998 was $11,058,000 as compared to $10,088,000 for 1997. The increase of $970,000 resulted mainly from an increase in mortgages receivable, offset in part by lower interest rates on certain mortgages.

         Interest  expense  for the 1998  period was  $8,510,000  as compared to

$8,181,000 for the 1997 period. The increase of $329,000 resulted mainly from an increase in long term obligations, offset in part by a decrease in interest rates in 1998.

     General and administrative expenses for 1998 were $944,000 as compared to $773,000 for 1997. The increase of $171,000 resulted mainly from an increase in payroll expenses.

     The provision for income taxes are $801,000 and $373,000 for 1998 and 1997, respectively. These provisions represent 46% of pretax income for each period.

     Year Ended December 31, 1997 and 1996
     -------------------------------------

     Interest income for 1997 was $10,088,000 as compared to $9,497,000 for 1996. The increase of $591,000 resulted mainly from a higher level of mortgages receivable. Interest paid by the Company on its debentures, as well as the interest earned on many of its mortgages, is keyed to the prime rate, which was 8 1/4% at December 31, 1996, and increased to 8 1/2% on March 26, 1997.

     Interest expense for the 1997 period was $8,181,000 as compared to $7,053,000 for the 1996 period. The increase of $1,128,000 resulted mainly from an increase in long term obligations.

     General and administrative expenses for 1997 were $773,000 as compared to $948,000 for 1996. The decrease of $175,000 resulted mainly from a decrease in management fees and payroll expenses.

     The provisions for income taxes were $373,000 and $584,000 for 1997 and 1996, respectively. These provisions represent 46% of pretax income for each period.

     Since the Company intends to continue to expand its asset base, including its mortgage portfolio, it is anticipated that its interest income will continue to grow. To the extent that such growth is funded in reliance upon long-term obligations, such as the Debentures, interest expense will likewise increase. The size of any such increase will, of course, depend upon the principal amounts of the additional assets or liabilities, as well as interest rates.

     The Company is engaged in the real estate business and its results of operations are affected by general economic trends in real estate markets, as well as by trends in the general economy and the movement of interest rates. As many of the properties underlying the Company's mortgages are concentrated in the New York City area, the economic condition in that area can also have an impact on the Company's operations.

     The number of instances of prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. Certain of the Company's mortgages include prepayment provisions, and others prohibit prepayment of indebtedness entirely. In any event, the Company anticipates that it would reinvest the proceeds of any prepayments of mortgage loans in new mortgages consistent with its mortgage investment policy.

     The Company's mortgages are generally acquired or originated for investment and not for resale in the secondary market, and it is, in general, the Company's intention to hold such mortgages to maturity. The Company's mortgage loans generally do not meet the criteria set forth by relevant federal agencies, and as a result are not readily marketable in the secondary market.

Impact of Inflation:

     The Company's portfolio of mortgages includes both fixed rate and variable rate mortgages. The Company likewise has outstanding debentures at both fixed and floating rates. Under such circumstances inflation has not had a material effect on the Company's continuing operations. Should inflation result in rising interest rates, the Company would have to devote a higher percentage of the interest payments it receives from its fixed rate mortgages to meet the interest payments due on those Debentures. The extent to which the Company may be required to allocate the interest payments it receives to the payment of the interest due on the Debentures as a result of increasing interest rates is limited because the interest payable on both principal and accrued interest on the Debentures may not exceed a certain maximum percent per annum. Should the Company be required to pay the maximum interest payable on the Debentures, the Company may be required to use its working capital for purposes of interest payments.

Business:

     The Company is engaged in the real estate business and has historically invested primarily in real estate mortgage loans secured by income producing real property. It is anticipated that a substantial portion of the loans to be made by the Company will be loans with terms of up to approximately five years. Such transactions typically require an understanding of the underlying real estate transaction and rapid processing and funding as a principal basis for competing in the making of these loans. The Company does not finance new construction.

     At March 31, 1999, 48% of the outstanding principal amount of the Company's loans (net of discounts) were secured by properties located in the greater New York metropolitan area. The balance of the Company's loans are secured by properties located in Connecticut, the District of Columbia, Florida, Georgia, Maryland, New Jersey, upstate New York, North Carolina, Pennsylvania and Virginia.

     Certain of the Company's real estate mortgage loans bear interest at a fixed rate. The balance of such loans bear interest at fluctuating rates. As of March 31, 1999, approximately 28% of the Company's mortgage portfolio was comprised of fixed rate mortgages. On the substantial majority of these mortgages, such rate becomes floating based on bank prime rates, generally by December 31, 2000. Interest on the loans is usually payable monthly.

     At March 31, 1999, the Company's portfolio consisted of 47 real estate mortgage loans totaling $71,479,000 in the aggregate face principal amount ($70,896,000 in carrying amount for financial reporting purposes, the difference representing unearned discounts). Of the principal amount of real estate loans outstanding at March 31, 1999, 97% represent first mortgage loans and 3% represent junior mortgage loans.

     The Company may also, from time to time, acquire interests in real property, including fee interests.

Investment Policy-Operations:

     The Company's current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property, located primarily in the greater New York metropolitan area.

     The properties to be mortgaged are personally inspected by management and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. The Company generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor.

     The Company's current investment policy related to real estate acquisitions emphasizes investments in income-producing properties located primarily in the New York metropolitan area.

Current Loan Status:

     At March 31, 1999, the Company had 47 real estate mortgage loans in its portfolio, totaling $71,479,000 (face amount) in aggregate principal amount. Interest rates on the mortgage portfolio range between 6% and 15% per annum. Certain mortgages have been discounted utilizing rates between 11% and 17% per annum.

     Certain information concerning the Company's mortgage loans outstanding at March 31, 1999 is set forth below:

                                     Carrying
                                    Amount of
                                     Mortgage          Prior            No. of
                                      Loans            Liens            Loans

First Mortgage Loans               $68,531,000      $         0               45
Junior Mortgages                     2,365,000       20,334,000                2
                                   -----------      -----------      -----------
         TOTAL                     $70,896,000      $20,334,000               47
                                   ===========      ===========      ===========



     The historical cost of the mortgage loans which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination.

Competition:

     The Company competes for acceptable investments with real estate investment trusts, commercial banks, insurance companies, savings and loan associations, pension funds and mortgage banking firms, many of which have greater resources with which to compete for desirable mortgage loans.

Year 2000 Readiness Disclosure:

     The Year 2000 issue is the result of computer programs which were written using two digits rather than four digits to define the applicable year. As a result, such programs may recognize a date using "00" as the year 1900 instead of the year 2000, which could result in system failures or miscalculations.

     The Company's operations are real estate related and are handled by desktop computer processing. Such processing utilizes third party software. Software that is used to process the Company's general ledger, general cash disbursements, cash receipts and loan accounting is year 2000 compliant. Incidental calculations are performed on spreadsheets, which are not date dependent. The Company's ability to produce revenues is also not dependent upon computer systems.

     The Company has registered subordinated debentures payable for which the Company relies on a third party vendor to provide registrar and trustee services. That vendor has informed the Company that it currently has a continuous program to achieve Year 2000 compliance for its mission-critical systems, and that the renovation and testing of such systems has been substantially completed. Should this outside service provider not be able to provide complete assurance of being Year 2000 compliant, the Company will terminate its relationship and transfer to a Year 2000 compliant vendor for the required services. In connection with its debentures, the Company utilizes third party software to generate checks for the payment of interest to the holders of debentures. The Year 2000 compliant version of this software was recently installed and has been tested.

     The Company has determined that the cost of making modifications to correct any Year 2000 issues will not be material. Although management believes that the Company will not incur material costs associated with the Year 2000 issue, there can be no assurances that all hardware and software that the Company will use will be Year 2000 compliant. Management cannot predict the amount of financial difficulties it may incur due to its customers' and vendors' inability to perform according to their agreements with the Company or the effect that other third parties may cause as a result of this issue. Therefore, there can be no assurance that the failure or delay of others to address the Year 2000 issue or that the costs involved in such process will not have a material adverse affect on the Company's business, financial condition and results of operations.

                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The following table presents certain historical financial data for the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.


Income Statement Data
                                           Three Months
                                           Ended March 31,                               Year Ended December 31,
                                           ---------------                               -----------------------
                                          1999         1998         1998           1997          1996           1995        1994
                                          ----         ----         ----           ----          ----           ----        ----
Revenue                                      (unaudited)
 Interest income ..................  $ 2,515,000   $ 2,783,000   $11,058,000   $10,088,000   $ 9,497,000     7,984,000   $ 6,368,000
 Other income .....................      155,000       136,000       744,000       428,000       372,000       332,000       283,000
 Gain on early repayment of
  discounted mortgages receivable.       275,000         7,000       291,000       215,000       282,000        82,000        17,000
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       2,945,000     2,926,000    12,093,000    10,731,000    10,151,000     8,398,000     6,668,000
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------
Expenses
 Interest .........................    2,043,000     2,130,000     8,510,000     8,181,000     7,053,000     6,227,000     4,591,000
 General and administrative .......      254,000       181,000       944,000       773,000       948,000       657,000       483,000
 Amortization of deferred debenture
  offering costs ..................      227,000       224,000       891,000       958,000       869,000       748,000       655,000
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       2,524,000     2,535,000    10,345,000     9,912,000     8,870,000     7,632,000     5,729,000
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------

Income Before Income Taxes ........      421,000       391,000     1,748,000       819,000     1,281,000       766,000       939,000
Provision for Income Taxes ........      193,000       180,000       801,000       373,000       584,000       324,000       403,000
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Net Income .......................  $   228,000   $   211,000   $   947,000   $   446,000   $   697,000   $   442,000   $   536,000
                                     ===========   ===========   ===========   ===========   ===========   ===========   ===========
                                             1.2           1.2           1.2           1.1           1.2           1.1           1.2

Ratio of Earnings to Fixed Charges1
--------------------
(1)The actual ratio of earnings to fixed charges has been computed by dividing earnings (before state and federal taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.

Balance Sheet Data
                                   March 31,                                         December 31,
                        ---------------------------   ------------------------------------------------------------------------
                             1999           1998           1998           1997           1996           1995           1994
                             ----           ----           ----           ----           ----           ----           ----
                                 (unaudited)
Mortgages receivable    $ 70,896,000   $ 86,822,000   $ 67,533,000   $ 74,316,000   $ 69,699,000   $ 55,146,000   $ 56,666,000
Total assets ........    101,261,000     97,031,000     99,887,000     95,571,000     92,223,000     77,579,000     64,745,000
Long term obligations     86,052,000     83,525,000     85,791,000     82,966,000     79,006,000     66,832,000     54,427,000
Stockholders' equity      11,796,000     10,732,000     11,568,000     10,521,000     10,075,000      9,378,000      8,936,000

                              HISTORY AND BUSINESS

The Company

    Intervest Corporation of New York (the "Company") was incorporated under the laws of the State of New York in April, 1987. The Company was founded and organized by Lowell S. Dansker, Lawrence G. Bergman and Helene D. Bergman (see "Transactions with Management"), and is privately held. The principal offices of the Company are located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-218-2800. The Company presently owns mortgages on real estate, and intends to acquire and originate additional mortgages on real estate. The proceeds of this offering will be used to acquire or originate additional mortgages on real estate, to acquire and retain interests in real property, or to otherwise be used in the course of its business operations. The Company may in the future engage in any aspect of the real estate and mortgage finance business.

         The Company also has two wholly-owned subsidiaries. See "History and Business-Subsidiaries."

Present Business

    The Company owns a portfolio of mortgages on improved real property. The aggregate outstanding principal balance at March 31, 1999 due on such mortgages is approximately $71,479,000 ($70,896,000 after adjusting for a discount of $583,000).

    For financial statement reporting purposes, all mortgages contributed or sold to the Company by affiliates have been recorded at the historical cost of the affiliate. The historical cost of the mortgage loans which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination.

    Five mortgages owned by the Company are senior mortgages on net leased, free standing commercial properties, thirty-nine are senior mortgages on multifamily residential apartment buildings, two are junior mortgages on multifamily residential apartment buildings, and one is a participation in a first mortgage on a commercial property. Five of the properties are commercial properties which are located in various states, and each is leased by the respective owner to a single commercial tenant under a long term net lease.

    Twenty-five of the residential properties are located in New York City, three are located in suburbs of New York City, two are located in the State of New Jersey five are located in the State of Florida, two are located in the State of Connecticut, one is located in the District of Columbia, one is located in the State of Maryland, one is located in the State of North Carolina and one is located in the State of Pennsylvania. One of the Company's mortgages is a blanket mortgage covering several residential properties located in Philadelphia, Pennsylvania. Two of the residential properties are owned by cooperative corporations (a form of owner-occupied apartment ownership in New York City). Thirty-nine of the residential properties are rental properties, one of which have commercial space (stores) on the ground floor. Forty-five of the Company's mortgages on these properties are first mortgages, and two are junior mortgages. One of the mortgages is a participation in a first mortgage on a commercial property in Florida.

    Table 1 below presents, as of March 31, 1999, certain information regarding each of the Company's mortgages. Those mortgages marked with an asterisk are on properties owned by affiliates of the Company.

    The five mortgages listed as items 1 through 5 in Table 1 are liens on net leased, free standing commercial properties. Each is leased by the respective owner to a single commercial tenant under a long term net lease.

    The forty-one mortgages listed as items 6 through 43, 45 through 47 in Table 1 are liens on multifamily residential apartment buildings. Item 44 is a participation in a first mortgage on a commercial property. The properties listed as items 11 and 18 are each owned by a cooperative corporation (a form of owner-occupied apartment ownership in New York City). The other thirty-nine properties are rental properties, one of which (item 35) has commercial space (stores) on the ground floor.

Table 1
Mortgages Receivable


                              Outstanding
                                Principal          Effective                            Principal
Mtg                            Balance at Type of  Interest   Debt Service  Maturity     Balance
No    Address                    03/31/99 Mortgage  Rate      Payments        Date    Due at Maturity   Prepayment Provisions
--    -------                    -------- --------  ----      --------        ----    ---------------   ---------------------

1  Route 234 and Coverstone Drive   $138,112 First  12.375% See Footnote 1   12/01/05 Self-liquidating  0.5% prepayment penalty
   Manassas, Virginia
2  104 Main Street                   190,819 First  12.25%  See Footnote 2   12/08/10 Self-liquidating  no prepayment penalty
   New City, New York
3  850 Ridge Road East               246,839 First  12.50%  See Footnote 3   12/01/12 Self-liquidating  1% prepayment penalty
   Irondequoit, New York
4  2860 Candler Road                 245,332 First  13.00%  See Footnote 4   04/01/13 Self-liquidating  no prepayment penalty
   Decatur, Georgia
5  6623 Tara Boulevard               211,866 First  13.00%  See Footnote 5   04/01/13 Self-liquidating  no prepayment penalty
   Jonesboro, Georgia
6  35 East 63rd Street             1,360,263 First   (B)    See Footnote 6   06/01/01 $1,231,163        not prepayable until
                                                                                                              7/1/2000; then 1% fee
   New York, New York
7  2855 Claflin Avenue               683,911 First  10.00%  See Footnote 7   07/01/06 Self-liquidating  not prepayable until
   Bronx, New York                                                                                        1/1/2000
8  134 East Mosholu Parkway S.     2,114,820 First  11.00%  See Footnote 8   11/01/12 Self-liquidating  not prepayable until 2/2003
   2910 Grand Concourse
   Bronx, New York
9  2979 Marion Avenue                896,324 First  12.75%(A)See Footnote 9  08/01/12 Self-liquidating  not prepayable until balance
   Bronx, New York                                                                                      under $200,000; 2% fee on
                                                                                                        unpaid balance
10 1548 Central Park Avenue        1,990,530 First   (B)     See Footnote 10 07/07/99        1,988,076  not prepayable until
   Yonkers, New York                                                                                    5/8/1999; then 1% fee
11 204-06-08 East 90th Street        906,137 First  11.51%   See Footnote 11 07/31/99          896,314  no prepayment permitted
   New York, New York
12 238 Madison Avenue              2,063,941 First   (B)     See Footnote 12 07/16/99        2,052,040  no prepayment permitted
   New York, New York
13 63-69 East 131st Street           944,440 First   (B)     See Footnote 13 12/01/99          923,695  not prepayable until
   New York, New York                                                                                   9/3/1999; then 1% fee
14 113 Jane Street                 3,390,357 First   9.50%   See Footnote 14 02/01/04        2,614,051        (C)
   New York, New York
15 416-418 East 13th Street        1,590,271 First   (B)     See Footnote 15 02/11/00        1,560,270  not prepayable until
   New York, New York                                                                                    11/12/1999; then 0.5% fee
16 1701 West Boulevard             2,242,466 First   (B)     See Footnote 16 02/01/01        2,059,659  not prepayable until
   Charlotte, North Carolina                                                                             8/3/2000; then 1% fee
17 4660 Martin Luther King Jr. Av  4,930,768 First   (B)     See Footnote 17 08/19/99        4,899,695  not prepayable until
   26-116 Galveston Street, S.W.                                                                         4/19/1999; then 1% fee
   Washington, D.C.
18 126 East 12th Street              282,411 First   9.00%   See Footnote 18 11/01/99          269,221 no prepayment permitted
   New York, New York
19 3165 Decatur Avenue         1,396,633(E)1 First  13.75%(A)See Footnote 19 01/01/10 Self-liquidating not prepayable until 2/1/2005
   3341-45 Reservoir Oval West
   Bronx, New York
20 2816 Heath Avenue               1,102,086 First  12.75%(A)See Footnote 20 01/01/11 Self-liquidating no prepayment permitted
   Bronx, New York
21 3133 Rochambeau Avenue            935,681 First  12.50%(A)See Footnote 21 08/01/10 Self-liquidating not prepayable until balance
   Bronx, New York                                                                                            under $200,00
22 4888 21st Avenue North            802,789 First   (B)     See Footnote 22 04/22/00          795,946 not prepayable until
   St. Petersburg, Florida                                                                               4/22/1999; the 1.5% fee
23 555 West 25th Street            2,675,504 First   (B)     See Footnote 23 07/07/00        2,547,439 not prepayable until
   New York, New York                                                                                    1/7/2000; then 1% fee
24 100 Nottingham Circle           2,202,303 First   (B)     See Footnote 24 05/01/00        2,184,026 not prepayable until
   Greenacres, Florida                                                                                   5/1/1999; then 1.5% fee
25 2847 Webb Avenue                  606,146 First   12.35%  See Footnote 25 09/30/00          589,344 no prepayment penalty
   Bronx, New York
26 682-684 Ninth Avenue              648,866 First   (B)     See Footnote 26 05/29/03          581,773 not prepayable until
   New York, New York                                                                               5/29/1999; the 3% fee
27 115-117 West 197th Street     615,678(E)2 First 13.75%(A) See Footnote 27 06/01/13 Self-liquidating      no prepayment permitted
   Bronx, New York
28 3006 Decatur Avenue           1,155,862   First 10.00%(A) See Footnote 28 11/01/15 Self-liquidating   not prepayable until 3/1999
   Bronx, New York
29 320 West Branch Avenue        6,763,136   First   (B)     See Footnote 29 05/01/99        6,740,376       1% fee
   Pine Hill, New Jersey
30 10 Pierrepont Street            621,628   First   (B)     See Footnote 30 10/13/99          610,719 not prepayable until
   Brooklyn, New York                                                                                  9/11/1999; then 1 month
                                                                                                       interest on $150,000
31 3154-3164 Grand Concourse 1,028,803(E)3   First 13.00%(A) See Footnote 31 01/01/10 Self-liquidating not prepayable until
   Bronx, New York                                                                                       10/1/2000
32 338 E 65/317 E75/314 E78      1,865,000   Second  (B)     See Footnote 32 03/12/01        1,831,317 not prepayable until
   433 E 80/507 E81/1413 York Ave                                                                        9/12/1999, then 1% fee; if
   New York, New York                                                                                    prior to 9/12/1999, 1% fee
                                                                                                         plus interest till then
33 Blanket Mortgage              6,465,198   First   (B)     See Footnote 33 06/12/99        6,357,730       1% fee
   Philadelphia, Pennsylvania
34 2980 Valentine Avenue         1,782,090   First 12.75%(A) See Footnote 34 11/01/11 Self-liquidating not prepayable until 1/1/2003
   Bronx, New York
35 801-803 Ninth Avenue            978,726   First 11.00%(A) See Footnote 35 03/15/10 Self-liquidating no prepayment penalty
   New York, New York
36 63-12 Broadway                1,050,000   First   8.40%   See Footnote 36 03/29/04       869,082(D)
   Queens, New York
37 3150 Rochambeau Avenue   3,5500,466(E)4   First 13.50%(A) See Footnote 37 11/01/13 Self-liquidating no prepayment permitted
   Bronx, New York
38 3202 South Orlando Drive      1,590,814   First   (B)     See Footnote 38 04/30/00        1,577,553 not prepayable until
        Sanford, Florida                                                                       4/30/1999; then 1.5% fee

*39 650 Main Street                500,000  Second  10.00%   See Footnote 39 due on demand   500,000 no prepayment penalty
   New Rochelle, New York
40 12 Cambridge Drive            1,389,458   First   (B)     See Footnote 40 09/01/99        1,374,276       1% fee
   Trumbull, Connecticut
41 12750 NW 27th Avenue          2,948,737   First   (B)     See Footnote 41 10/31/00        2,784,013 not prepayable until
   2491 NW 135th Street                                                                                  4/29/2000; then 1% fee
   Opa Locka, Florida
42 3009- 3109 Southern Avenue      326,998   First   (B)     See Footnote 42 11/09/99          321,401 not prepayable until
   Temple Hill, Maryland                                                                                 8/9/1999; then 1% fee
43 9551 Atlantic Boulevard       1,286,542   First   (B)     See Footnote 43 12/01/99        1,251,897 not prepayable until
   Jacksonville, Florida                                                                                 9/2/1999; then 1% fee
44 15201 Roosevelt Boulevard       205,434 First   775%      See Footnote 44 12/31/99        Participation
   Clearwater, Florida
45 200 Route 209                   789,948 First   (B)       See Footnote 45 07/10/99          739,515 no prepayment penalty
   Ellenville, New York
46 140 Roseville, Avenue           972,130 First   (B)       See Footnote 46 12/31/99          949,161         1% fee
   Newark, New Jersey
47 265 Washing Avenue              842,745 First   (B)       See Footnote 47 12/01/00          785,409 Not prepayable until
   Bridgeport, Connecticut                                                                               6/3/2000; then 1% fee

    *Owned by an affiliate of the Company
  (A)   The interest rates specified are the effective interest rates at March 31, 1999.  These are floating rate mortgages and interest rates are adjusted pursuant to the terms of the mortgage either at specified times and at specified times and at specified rates or based upon the prime rate or a specified increment over the prime rate.  The mortgage incorporate interest rate floors ranging from 6% to 13.75%
  (B)   These are floating rate mortgages and the interest rate is the greater of the then applicable rate or a specified increment over the prime rat, which increment ranges from 1.5% to 6%.
  (C)   The fee payment ranges from $34,000 to $170,000 based on the date the mortgage is paid.
  (D)   The fee payment ranges from 1% to 5% of the original amount of the note based on the date the mortgage is paid.
  (E)1  The full principal balance at March 31, 1999 was $2,646,633, including a participation of $1,250,000 held by an unrelated third party.
  (E)2  The full principal balance at March 31, 1999 was $1,865,678, including a participation of $1,250,000 held by an unrelated third party.
  (E)3  The full principal balance at March 31, 1999 was $1,528,803, including a participation of $500,000 held by an unrelated third party.
  (E)4  The full principal balance at March 31, 1999 was $4,500,466, including a participation of $1,000,000 held by an unrelated third party.
   1    $24,287.16 annually on December 1 each year, including annual interest in advance.
   2    $22,000.00 annually on December 15 each year, including annual interest in advance.
   3    $29,356.32 annually on December 1 each year, including annual interest in advance.
   4    $2,509.75 per month, including interest.
   5    $2,167.50 per month, including interest.
   6    $14,320 per month, including interest.
   7    Debt service payments  increase from $10,000 per month to $11,750 per month over the life of the mortgage.
   8    Debt service payments increase from $21,000 per month to $25,000 per month over the life of the mortgage.
   9    Debt service payments increase from $9,000 per month to $11,250 per month over the life of the mortgage.
  10    $20,000 per month, including interest.
  11    $11,112.08 per month, including interest.
  12    $20,300 per month, including interest.
  13    $10,750 per month, including interest.
  14    Debt service payments increase from $35,500 per month to $38,000 per month over the life of the mortgage, including interest.
  15    $18,700 per month, including interest.
  16    $26,500 per month, including interest.
  17    $50,000 per month, including interest.
  18    $4,000 per month, including interest.
  19    Debt service payments  increase from $31,750 per month to $44,000 per month over the life of the mortgage.
  20    Debt service payments increase from $11,700 per month to $15,250 per month over the life of the mortgage.
  21    Debt service payments increase from $11,000 per month to $13,000 per month over the life of the mortgage.
  22    $7,650 per month, including interest.
  23    $33,500 per month, including interest.
  24    $20,900 per month, including interest.
  25    $6,725 per month over the life of the mortgage.
  26    Debt service payments increase from $5,600 per month to $6,705 per month over the life of the mortgage, including interest.
  27    Debt service payments increase  from  $23,000  per month to  $24,500  per month over the life of the mortgage.
  28    Debt service payments increase from $10,000 per month to $12,917 per month over the life of the mortgage.
  29    $105,554.79 per month, including interest.
  30    $8,100 per month, including interest.
  31    Debt service payments increase from $17,500 per month to $24,000 per month over the life of the mortgage.
  32    $17,100 per month, including interest.
  33    $115,000 per month, including interest.
  34    Debt service payments increase from $18,000 per month to $24,000 per month over the life of the mortgage.
  35    $12,500 per month, including interest.
  36    Debt service payments increase from $9,000 per month to $9,500 per month over the life of the mortgage, including interest.
          $25,000 additional principal payment due 04/01/2000.
  37    Debt service payments increase from $51,750 per month to $80,000 per month over the life of the mortgage.
  38    $15,100 per month, including interest.
  39    Debt service payments are interest only.
  40    $16,500 per month, including interest.
  41    Debt service payments increase from $32,900 per month to $35,000 per month over the life of the mortgage, including interest.
  42    $3,875 per month, including interest.
  43    $16,500 per month, including interest.
  44    Debt  service  payments  include   principal   payment  of  the  Loan  and participant's interest.
  45    Debt service payments, which include principal, interest and escrow, increase $1,000 every month from $23,500 to $35,000 per month.
  46    $10,750 per month, including interest.
  47    $10,000 per month, including interest.

Property to be Acquired from Net Proceeds of Offering

    The Company plans to apply the net cash proceeds of the offering to the acquisition of additional mortgages and/or interests in real estate. See "Use of Proceeds."

Future Business Operations

    The Company plans to continue to engage in the real estate business, including the acquisition and origination of mortgages. Such mortgages may be purchased from affiliates of the Company or from unaffiliated parties. It is anticipated that such mortgages will be acquired or originated using the proceeds of additional debenture offerings and/or internally generated funds.

    The Company intends to continue to originate new mortgages, to acquire existing mortgages, and to acquire equity interests in real property. The Company does not presently own any equity interests in real property nor has it acquired any equity interest in real property since the date it commenced business. However, the proceeds from this offering may be applied to such an acquisition and the Company may purchase additional equity interests in real property in the future or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage held by it.

    The Company's mortgage loans may include: (i) first mortgage loans; (ii) junior mortgage loans; and (iii) wraparound mortgage loans.

    The Company's mortgage loans will generally be secured by income-producing properties. In determining whether to make mortgage loans, the Company will analyze relevant real property and financial factors which may in certain cases include such factors as the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the owner of the property. The Company's mortgage loans will generally not be personal obligations of the borrower and will not be insured or guaranteed by governmental agencies or otherwise.

    The Company makes both long-term and short-term mortgage loans. The Company anticipates that generally its mortgage loans will provide for balloon payments due at the time of their maturity.

    With respect to the acquisition of equity interests in real estate, the Company may acquire and retain title to properties or, may, directly or through a subsidiary, retain an interest in a partnership formed to acquire and hold title to real property.

    While no such transactions are presently pending, the Company would, in appropriate circumstances, consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities.

Real Estate Investment Policies

    While the Company has not previously made acquisitions of real property or managed income-producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties. Three of the executive officers of the Company have been actively involved in such activities for many years. (See "Management").

    Real property that may be acquired will be selected by management of the Company. The Board of Directors of the Company has not adopted any formal policies regarding the percentage of the Company's assets that may be invested in any single property, or in any type of property, or regarding the geographic location of properties that may be acquired. No vote of any securities holders of the Company is necessary for any investment in real estate.

    The Company anticipates that any equity interests it may acquire will be in income-producing properties, primarily multi-family residential properties located in the New York metropolitan area. The acquisition of real estate may be financed in reliance upon working capital, mortgage financing or a combination of both. It is anticipated that properties selected for acquisition would have potential for appreciation in value. While such properties would typically generate cash flow from rentals, it is anticipated that income from properties will generally be reinvested in capital improvements to the properties.

    While the Company would maintain close supervision over any properties that it may own, independent managing agents may be engaged when deemed appropriate by management. All such properties would, as a matter of policy, be covered by property insurance in amounts deemed adequate in the opinion of management.

Mortgage Investment Policy

    Future investments in mortgages will be selected by management of the Company. The Board of Directors of the Company has not adopted any formal policy regarding the percentage of the Company's assets which may be invested in any single mortgage, or in any type of mortgage investment, or regarding the geographic location of properties on which the mortgages owned by the Company are liens. However, it is the present intention of the management of the Company to maintain the diversification of the portfolio of mortgages owned by the Company. No vote of any security holders of the Company is necessary for any investment in a mortgage.

    The Company anticipates that it will acquire or originate senior and junior mortgages, primarily on multifamily residential properties. The Company anticipates that the amount of each mortgage it may acquire in the future will not exceed 85% of the fair market value of the property securing such mortgage. Such mortgages generally will not be insured by the Federal Housing
Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured in any way. The Company requires that all mortgaged properties be covered by property insurance in amounts deemed adequate in the opinion of management. The Company also acquires or originates mortgages which are liens on other types of properties, including land and commercial and office properties, and may resell mortgages.

Temporary Investments by Affiliates on Behalf of the Company

    An affiliate of the Company may make a mortgage loan or purchase a mortgage in its own name and temporarily hold such investment for the purpose of facilitating the making of an investment by the Company, provided that any such investment is acquired by the Company at a cost no greater than the cost of such investment to the affiliate plus carrying costs and provided there is no other benefit to the affiliate arising out of such transaction from compensation otherwise than as permitted by this Prospectus.

Certain Characteristics of the Company's Mortgage Investments

    Mortgages typically provide for periodic payments of interest and, in some cases, principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by the Company provide for balloon payments at maturity, which means that a substantial part or all of the original principal of the mortgage is due in one lump sum payment at maturity. The property on which the mortgage is a lien provides the security for the mortgage. If the net revenue from the property is not sufficient to make all debt service payments due on mortgages on the property, or if at maturity or the due date of any balloon payment the owner of the property fails to raise the funds to make the payment (by refinancing, sale or otherwise), the Company could sustain a loss on its investment in the mortgage. To the extent that the aggregate net revenues from the Company's mortgage investments are insufficient to provide funds equal to the payments due under the Company's debt obligations, including the Debentures, then the Company would be required to utilize its working capital for such purposes or otherwise obtain the necessary funds from outside sources. No assurance can be given that such funds would be available to the Company.

    With respect to any wraparound mortgages which may be originated by the Company in the future, such wraparound mortgages are generally negotiated and structured on an individual, case by case basis, and may be structured to include any or all of the following provisions:

             (i) The Company may lend money to a real property owner who would be obligated to repay the senior underlying mortgage debt as well as the new wraparound indebtedness owed to the Company.

             (ii) The Company may legally assume the obligation to make the payments due on the senior underlying mortgage debt.

             (iii) The real property owner-debtor may agree to make payments to the Company in satisfaction of both the senior underlying mortgage debt and the new wraparound indebtedness owed to the Company.

             (iv) The Company  may  receive a mortgage  on the real  property to
    secure   repayment   of  the  total  amount  of   indebtedness   (wraparound
    indebtedness and the senior underlying mortgage indebtedness).

    The mortgages owned by the Company that are junior mortgages are subordinate in right of payment to senior mortgages on the various properties. The Company generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages. In all cases, in the opinion of management, the current value of the underlying property collateralizing the mortgage loan is in excess of the stated amount of the mortgage loan. Therefore, in the opinion of management of the Company, each property on which a mortgage owned by the Company is a lien constitutes adequate collateral for the related mortgage loan. Accordingly, in the event the owner of a property fails to make required debt service payments, management believes that, based upon current value, upon a foreclosure of the mortgage and sale of the property, the Company would recover its entire investment. However, there can be no assurance that the current value of the underlying property will be maintained.

Loan Loss Experience

    For financial reporting purposes, the Company considers a loan as delinquent or non-performing when it is contractually past due 90 days or more as to principal or interest payments. To date, the Company has only experienced a single default or delinquency in its mortgage portfolio, and the entire principal amount of that loan was paid to the Company. The Company evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. Since the Company has experienced only a single default or delinquency, no allowance for loan losses is presently maintained.

Tax Accounting Treatment of Payments Received on Mortgages

    The Company derives substantially all of its cash flow from debt service payments which it receives on mortgages owned by it. The tax accounting treatment of such debt service payments, as income or return of capital, depends on the particular mortgage. In the case of mortgages which pay interest only, the entire debt service payment prior to maturity received by the Company is treated as income and the repayment of principal is generally considered a return of capital. In the case of mortgages which include amortization of principal in the debt service payment received by the Company, the amount representing amortization of principal is generally treated as a return of capital for tax accounting purposes. However, the Company will report $199,000 of additional taxable income upon the collection of $804,000 of principal applicable to five mortgages due to deferrals of taxable income in connection with prior real estate transactions.

Financial Accounting Treatment of Payments Received on Mortgages

    For financial reporting purposes, the Company's basis in mortgages originated in connection with real estate sale transactions is less than the face amount outstanding. This difference is attributable to discounts recorded by the Company to reflect a market rate of interest at the date the loans were originated. These discounts will be amortized over the lives of the mortgages.

Effect of Government Regulation

    Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

    Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

    Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by the Company, the security for such mortgage could be impaired.

Indemnification

    Pursuant to the bylaws of the Company, the Company is obligated to indemnify officers and directors of the Company against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such officers or directors as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which the Company is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Employees

    At March 31, 1999, the Company employed nine employees. None of the employees is covered by a collective bargaining agreement and the Company believes its employee relations are good.

Litigation

    The Company is not engaged in any litigation, nor does it presently know of any threatened or pending litigation in which it is contemplated that the Company will be made a party.

Subsidiaries

    The Company has two wholly-owned subsidiaries. Intervest Distribution Corporation is a servicing agent for distributions to investors and performs distribution and record-keeping functions for the Company and its affiliates. Intervest Realty Servicing Corporation is currently engaged in real estate management and brokerage activities.

                                   MANAGEMENT

Directors and Executive Officers

    The current directors and executive officers of the Company are as follows:

    Lawrence G. Bergman, age 54, serves as a Director, and as Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a Director, Vice-President and Secretary of Intervest Bancshares Corporation, an affiliated bank holding company, Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank, a Florida state-chartered bank which is majority owned by Intervest Bancshares Corporation, and a director of Intervest National Bank, a wholly-owned subsidiary of Intervest Bancshares Corporation. During the past five years, Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgages through certain family-owned entities.

    Michael A. Callen, age 58, serves as a Director of the Company, and has served in such capacity since October, 1992. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North
America, Europe and Japan. Mr. Callen is a Director of Intervest Bancshares Corporation and Intervest National Bank, and also serves as a Director of AMBAC, Inc.

    Jean Dansker, age 77, serves as Vice President of the Company and has served in such capacity since June, 1996. Mrs. Dansker received a Bachelor of Arts degree from Brooklyn College in Economics. Mrs. Dansker has been an active investor in real estate and mortgages for more than five years.

    Jerome Dansker, age 80, serves as a Director and as Executive Vice President of the Company, and has served in such capacity since November, 1993. Mr. Dansker became Chairman of the Board of Directors in June, 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is a Director, Chairman of the Board and Executive Vice President of Intervest Bancshares Corporation and a Director and Chairman of the Board of

Intervest National Bank. He is also a Director and Chairman of the Loan Committee of Intervest Bank. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgages through certain family-owned entities.

    Lowell S. Dansker, age 48, serves as a Director, and as President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also a Director, President and Treasurer of Intervest Bancshares Corporation, and Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. Mr. Dansker also serves as a Director and Chief Executive Officer of Intervest National Bank. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgages through certain family-owned entities.

    Milton F. Gidge, age 69, serves as a Director of the Company, and has served in such capacity since December, 1988. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest Bancshares Corporation, Intervest National Bank, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was an officer of Lincoln Savings Bank, F.S.B. for more than five years.

    William F. Holly, age 70, serves as a Director of the Company and has served in such capacity since December, 1990. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman of the Board and Chief Executive Officer of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

    Edward J. Merz, age 67, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from City College of New York and is a graduate of the Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of the Suffolk County National Bank of Riverhead and of its parent, Suffolk Bank Corp., and has been an officer and director of those companies for more than five years. He is also a director of Intervest Bancshares Corporation, Intervest National Bank and serves as a director of the Independent Bankers Association of New York.

    Thomas E. Willett, age 51, serves as a Director of the Company and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University Law School. He is also a director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Willett has been a partner in the law firm of Harris Beach & Wilcox, LLP, Rochester, New York, for more than five years.

    David J. Willmott, age 61, serves as a Director of the Company, and has served in such capacity since June, 1989. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago. Mr. Willmott is also a Director of Intervest Bancshares Corporation and Intervest National Bank.

    Wesley T. Wood, age 56, serves as a Director of the Company, and has served in such capacity since April, 1992. Mr. Wood received a Bachelor of Science degree form New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Bancshares Corporation and Intervest National Bank, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics in Oyster Bay, New York.

    All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

    Mr. Bergman's wife is the sister of Lowell S. Dansker and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman. Jean Dansker is the wife of Jerome Dansker and the mother of Lowell S. Dansker and Mrs. Bergman.

    As a result of the executive officers' substantial experience in real estate activities, including the ownership, acquisition and management of income-producing properties for affiliates of the Company for more than twenty years, they have developed substantial expertise in the valuation of such properties.

Executive Compensation

    Prior to July 1, 1995, no compensation was paid to or accrued by the Company for any executive officer or director of the Company (other than fees paid to directors for attending Board meetings). Each of the directors receives a fee of $250 for each meeting of the Board of Directors he attends. Effective as of July 1, 1995, the Company entered into an employment agreement with Mr. Jerome Dansker, its Executive Vice President. The agreement is for a term of ten years and provides for the payment of an annual salary in the present amount of

$148,877, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense account payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of the amount which otherwise would have been paid to Mr. Dansker will continue until the greater of (i) the balance of the term of employment, and
(ii) three years. Effective August 3, 1998, the Company modified the employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000.

                          TRANSACTIONS WITH MANAGEMENT

    The Company has in the past and may in the future acquire mortgages from affiliated parties. Because of such affiliations, management of the Company may have a conflict of interest in establishing a fair price for the purchase of the mortgages representing liens on properties owned by affiliates. Nevertheless, in the opinion of management of the Company, the purchase prices for such mortgages have been and will be at least as favorable to the Company as if the respective properties were owned by unaffiliated third parties.

    In addition, affiliates of the Company may enter into other transactions with or render services for the benefit of the Company. For example an affiliate of the Company provides mortgage servicing to the Company and a subsidiary of the Company acts as servicing agent for distributions to investors and performs distribution and record-keeping functions for the Company. Any future transactions between the Company and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties and will be subject to approval or ratification by a majority of independent directors considering the transaction. To the extent that the Company may, from time to time, make loans to its shareholders or other affiliates, such loans will be: evidenced by notes; at interest rates comparable to that charged by other lenders; repaid pursuant to amortization schedules comparable to those used by other lenders for similar loans; made only if the borrower is a satisfactory credit risk; and will be monitored in the same manner as would be used by other lenders.

    Prior to January 1, 1999, an annual mortgage servicing fee, based on the face value of its mortgages receivable, was paid by the Company to an affiliate of the Company. The services provided to the Company by that affiliate included
(i) the collection of mortgages receivable, (ii) the payment of mortgages payable, (iii) the payment of property taxes for the mortgaged premises after receipt of such tax payments from mortgagors and (iv) the payment of property insurance premiums for the mortgaged properties after receipt of such insurance payments from mortgagors. For the fiscal years ended December 31, 1998, 1997 and 1996, the mortgage servicing fees paid by the Company to the affiliate were $295,000, $264,000 and $367,000 respectively.

    William F. Holly, who is a director of the Company, also serves as Chairman of the Board and Chief Executive Officer of Sage, Rutty & Co., Inc., which firm will act as Underwriter in connection with the offering and which firm has acted as an underwriter in connection with the Company's prior offerings of debentures. Thomas E. Willett, who is a director of the Company, is also a partner in the law firm of Harris Beach & Wilcox, LLP, which renders legal services to the Company.

    Intervest Securities Corporation, an affiliate of the Company, acted as a placement agent in the Company's private placement of subordinated debentures in 1998 and received commissions and fees, on the same basis as other participating broker/dealers. It received an aggregate of $258,300 in connection with that offering.

                                  STOCKHOLDERS

    The following table sets forth information concerning the ownership of the outstanding common stock of the Company, all of which is beneficially owned by the three persons listed below:

                                        Common Stock                                Class B Stock
                                        Amount and Nature                           Amount and Nature
Name and Address of                     of Beneficial                Percent        of Beneficial                  Percent
Beneficial Owner                        Ownership                    of Class       Ownership                      of Class
----------------                        ---------                    --------       ---------                      --------

Lowell S. Dansker                       15.92 shares (1)              50.0%              ---                        ----
 10 Rockefeller Plaza
 Suite 1015
 New York, N.Y. 10020

Lawrence G. Bergman                      3.79 shares                  11.9%              ---                        ----
 10 Rockefeller Plaza
 Suite 1015
 New York, N.Y. 10020

Helene D. Bergman                       12.13 shares (2)              38.1%              ---                        ----
 10 Rockefeller Plaza
 Suite 1015
 New York, N.Y. 10020

Jerome Dansker                                   ----                 ----              15.89 shares               100%
10 Rockefeller Plaza
Suite 1015
New York, New York 10020

Total Outstanding                         31.84 shares            100.0%                15.89 shares               100%
                                          ==============================                ===============================
--------------------------------

(1) Of the 15.92 shares beneficially owned by Mr. Dansker, 0.40 shares are owned by Mr. Dansker as custodian for his two children under the Uniform Gifts to Minors Act of the State of New York.

(2) Of the 12.13 shares beneficially owned by Mrs. Bergman, 0.40 shares are owned by her adult children.

                            DESCRIPTION OF DEBENTURES

         The Company will issue the Debentures under an Indenture to be dated as of ___________, 1999 (the "Indenture"), between the Company and The Bank of New York, 101 Barclay Street, New York, New York 10286 (the "Trustee"). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of Debenture included in the Indenture. The terms and provisions of the Debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the Registration Statement.


         The  Debentures  will  be  issued  in  three   maturities  as  follows:
$2,500,000  due July 1, 2002; and $2,000,000 due July 1, 2004 and $2,000,000 due
July 1, 2006. All of the Debentures will be issued in fully registered form without coupons. The Debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000.


         Interest on the Debentures will accrue each calendar quarter at the following annual interest rates: 8% for Debentures maturing July 1, 2002, 8 1/2% for Debentures maturing July 1, 2004 and 9% for Debentures maturing July 1, 2006. In addition, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest will be payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.


         Once the Company has received orders for at least $4,500,000 of Debentures, the Company may close as to those Debentures. Interest on the Debentures will accrue from the date of the First Closing.


         The Company will pay principal and interest on the Debentures to the persons who are registered holders of the Debentures ("Debenture Holder"). Principal and interest may be paid by check. Upon maturity of the Debentures, or upon earlier redemption, Debenture Holders must surrender the Debentures to any paying agent appointed by the Company (including itself), to collect principal payments and payments of accrued interest on the Debentures. (Par. 2). The

Company will maintain an office or agency where the Debentures may be presented for payment (the "Paying Agent") and an office or agency where the Debentures may be presented for registration of transfer or for exchange (the "Registrar"). The Company is presently acting as the Paying Agent.

         Debentures of one Maturity may not be exchanged for Debentures of another Maturity. The term "Maturity" is defined in the Indenture to mean either of the three maturities of Debentures (July 1, 2002, July 1, 2004 or July 1,
2006) offered hereby and issued pursuant to the Indenture.

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

         The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

Duties of the Trustee

         The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures


         The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $6,500,000 (but not more than $2,500,000 of Debentures maturing July 1, 2002, $2,000,000 of Debentures maturing July 1, 2004, or $2,000,000 of Debentures maturing July 1, 2006) upon receipt of a written order of the Company, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by two officers of the Company. (Art. 2, Sec. 2.02). Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

Subordination


         The Debentures are general unsecured obligations of the Company limited to $6,500,000 principal amount. The Debentures will be subordinated in payment of  principal  and  interest  to  all  Senior  Indebtedness.  The  term  "Senior
Indebtedness" is defined in the Indenture to mean all Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to Indebtedness of a type described in clauses (i), (ii) or (iv) above if, immediately after the issuance thereof, the total capital, surplus and retained earnings of the Company exceed the aggregate of the outstanding principal amount of such indebtedness, or (vi) is a guarantee or other liability of the Company or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or
(iv) above. (Art. 10, Sec. 10.01). As of March 31, 1999, the Company had no Senior Indebtedness and the Company's capital, surplus and retained earnings was approximately $11,796,000. There is no limitation or restriction in the Debentures or the Indenture on the creation of Senior Indebtedness by the Company or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). As of March 31, 1999, the Company had outstanding $80,400,000 aggregate principal amount of subordinated debentures which are pari passu with the Debentures.


         Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms.

         The Company will not maintain any sinking fund for the retirement of any of the Debentures.

Redemption

         The Company may, at its option, at any time call all or any part of the Debentures (including all or any part of the Debentures of any maturity) for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be (i) face amount plus a 1% premium if the date of redemption is prior to July 1, 2000, and (ii) face amount if the date of redemption is on or after July 1, 2000. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

Repurchase Plan

         A holder of Debentures will have the right, commencing in 2002, to require the Company to purchase his or her Debentures for the face amount plus accrued interest, provided, however, that in no calendar year will the Company be required to purchase more than $100,000 principal amount of each maturity of Debentures, on a non-cumulative basis. The repurchases will be made only once each calendar year, on July 1 of each year, commencing in calendar year 2002.


         If a holder of Debentures desires the Company to purchase his or her Debentures, he or she will be required to mail or deliver a written request to the Company at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020 or to such other person or address as may hereafter be designated by the Company. The request must be accompanied by the certificate evidencing the Debenture and a separate bond power, duly endorsed in blank with a Medallion Signature Guarantee, together with such other documents that may be requested by the Company or the Trustee. The Company will repurchase the Debentures presented for repurchase by holders on a first-come, first-serve basis, based on the date the

Company receives the completed documents necessary for the repurchase. The request may be made only once each year, commencing in 2002, and the request, certificate and bond power must be delivered no sooner than May 1 and no later than May 31 for a redemption to be completed as of July 1 of that year.

         Only whole Debentures, as evidenced by the certificate surrendered, will be eligible for repurchase. The Company may suspend or terminate the repurchase of Debentures if: (i) it determines, in its sole discretion, that circumstances makes such repurchase not reasonably practical; (ii) it determines, in its sole discretion, that such repurchase would cause adverse tax consequences to the Company or the holders of Debentures; (iii) any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the holders of Debentures; or (iv) it determines, in its sole discretion, that such repurchase would be unlawful.

Limitation On Dividends and Other Payments

         The Indenture will provide that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

         If the  Company at any time  deposits  with the  Trustee  money or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

         Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

         Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and
(ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec.
11.03).

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

         Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

         Interest payments received by Holders of Debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received. Holders who hold the Debentures for investment purposes should treat all reportable interest as portfolio income under applicable Code provisions.

         The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

                                PLAN OF OFFERING


         The Company has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the "Underwriter"). Mr. William F. Holly, who is a director of the Company, is the Chairman of the Board and Chief Executive Officer of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Debentures for sale on a minimum ($4,500,000) and maximum ($6,500,000) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Debentures from the Company in the event it is unable to effect the sale of part or all of the Debentures. Moreover, no Debenture may be sold unless the Issuer has received orders for at least $4,500,000 of Debentures. If, within 90 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least $4,500,000 of Debentures, without regard to maturity, have been sold and subscriptions accepted by the Company, the Company may close the Offering to those Debentures (the "First Closing"), and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by the Company until 120 days after the minimum has been sold. The Underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Debentures for sale.


         The  Company  has  agreed  to  indemnify  the   Underwriter   and  such
broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

         The Company will pay to the Underwriter a commission equal to 3% of the purchase price of Debentures due July 1, 2002, 5% of the purchase price of Debentures due July 1, 2004 and 7% of the purchase price of Debentures due July 1, 2006, which are sold by the Underwriter or participating broker/dealers. In addition, the Company will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate gross amount of Debentures due July 1, 2002, and 1% of Debentures due July 1, 2004 and July 1, 2006 sold in the offering, and will pay the fee of Underwriter's counsel. Pursuant to the Selected Dealer Agreements, the Underwriter will reallow to each of the other broker/dealers referred to above the entire commission on the price of each Debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Certain officers of the Company may also offer the debentures for sale and no commissions or compensation shall be paid to such officers in connection with Debentures sold by such officers.

         Until the First Closing, subscription payments for Debentures should be made payable to "M&T Bank as Escrow Agent for Intervest Corporation of New York." After the First Closing, subscription payments for the Debentures should be made payable to the Company. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to M&T Bank where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $4,500,000 of Debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to the Company. If, on the Offering Termination Date, at least $4,500,000 of Debentures have not been sold and subscriptions accepted by the Company, subscription documents and funds will be promptly refunded to subscribers and the Offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received a minimum of $4,500,000 in subscriptions for Debentures which have been accepted by the Company, the Company may close the Offering as to those subscribers, and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by the Company until 120 days after such minimum has been sold.

                                 LEGAL OPINIONS

         The legality of the issuance of the Debentures offered herewith has been passed upon for the Company by Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York 14604. Certain legal matters will be passed upon for the Underwriter by Harter Secrest & Emery, 700 Midtown Tower, Rochester, New York 14604.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1998 and December 31, 1997 and for each of the years in the three year period ended December 31, 1998, have been included herein and in the Registration Statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                                 OF THE COMPANY




Report of Independent Auditors-- 1998 and 1997 .........   F- 1
Balance Sheets as of March 31, 1999 (unaudited),
  December 31, 1998 and 1997 ...........................   F- 2
Statements of Operations for the Periods Ended
  March 31, 1999 (unaudited), March 31, 1998 (unaudited)
  December 31, 1998, 1997 and 1996 .....................   F- 3
Statements of Changes in Stockholders' Equity for
  the Periods ended March 31, 1999 (unaudited),
  December 31, 1998, 1997 and 1996 .....................   F- 4
Statements of Cash Flows for the Periods
  Ended March 31, 1999 (unaudited)
  December 31, 1998, 1997 and 1996 .....................   F- 5
Notes to Financial Statements ..........................   F- 6
Schedule IV--Mortgage Loans on Real Estate--
  December 31, 1998 ....................................   F-13


Other financial statement schedules and inapplicable periods with respect to schedules listed above are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Intervest Corporation of New York
New York, New York


We have audited the accompanying consolidated balance sheets of Intervest Corporation of New York and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. Our audits also included the financial statement schedule of mortgage loans on real estate as of December 31, 1998. These financial statements and related schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and related schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Intervest Corporation of New York and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion the related financial statement schedule enumerated above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/Richard A. Eisner & Company, LLP

New York, New York
February 2, 1999

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Consolidated Balance Sheets
                                                                  March 31,             December 31,
                                                                  ---------             ------------
                                                                    1999             1998         1997
                                                                    ----             ----         ----
                                                                 (unaudited)
ASSETS
Cash and cash equivalents                                      $ 25,551,000   $ 27,426,000   $ 15,596,000
Mortgages receivable, including due from affiliates of
        $500,000, $500,000 and $6,250,000 (Notes B, D and F)     70,896,000     67,533,000     74,316,000
Deferred debenture offering costs, net of accumulated
        amortization of $3,580,000, $3,482,000 and
        $2,675,000 (Note B)                                       3,471,000      3,646,000      4,270,000
Other assets (Note H)                                             1,343,000      1,282,000      1,389,000
                                                               ------------   ------------   ------------
                                                               $101,261,000   $ 99,887,000   $ 95,571,000
                                                               ============   ============   ============
LIABILITIES
Accounts payable and accrued expenses                          $    110,000   $    169,000   $    114,000
Mortgage escrow deposits                                          2,943,000      2,035,000      1,617,000
Subordinated debentures payable (Note C)                         80,400,000     80,300,000     78,000,000
Debenture interest payable at maturity (Note C)                   5,652,000      5,491,000      4,966,000
Deferred mortgage interest and fees                                 360,000        324,000        353,000
                                                               ------------   ------------   ------------
                                                                 89,465,000     88,319,000     85,050,000
                                                               ------------   ------------   ------------

Commitments and other matters (Note G)

STOCKHOLDERS' EQUITY
Common stock, no par value; authorized 200 shares;
        issued and outstanding 32 shares                          2,000,000      2,000,000      2,000,000
Class B common stock, no par value; authorized 100
        shares; issued and outstanding 16 shares (Note E)           100,000        100,000
Additional paid-in capital                                        3,509,000      3,509,000      3,509,000
Retained earnings                                                 6,187,000      5,959,000      5,012,000
                                                               ------------   ------------   ------------

                                                                 11,796,000     11,568,000     10,521,000
                                                               ------------   ------------   ------------
                                                               $101,261,000   $ 99,887,000   $ 95,571,000
                                                               ============   ============   ============

See notes to fiancial statements

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Consolidated Statements of Operations

                                                          Three Months
                                                         Ended March 31,                Year Ended December 31,
                                                         ---------------                -----------------------
                                                       1999           1998         1998         1997           1996
                                                       ----           ----         ----         ----           ----
                                                           (unaudited)
Revenue:
        Interest income:
                Affiliates                        $    13,000   $   173,000   $   673,000   $   693,000   $   693,000
                Others                              2,502,000     2,610,000    10,385,000     9,395,000     8,804,000
                                                  -----------   -----------   -----------   -----------   -----------
                                                    2,515,000     2,783,000    11,058,000    10,088,000     9,497,000
        Other income (Notes D and F)                  155,000       136,000       744,000       428,000       372,000
        Gain on early repayment of discounted
                mortgages receivable (Note D)         275,000         7,000       291,000       215,000       282,000
                                                  -----------   -----------   -----------   -----------   -----------
                                                    2,945,000     2,926,000    12,093,000    10,731,000    10,151,000
                                                  -----------   -----------   -----------   -----------   -----------
Expenses:
        Interest                                    2,043,000     2,130,000     8,510,000     8,181,000     7,053,000
        General and administrative (Note F)           254,000       181,000       944,000       773,000       948,000
        Amortization of deferred debenture
                offering costs (Note B)               227,000       224,000       891,000       958,000       869,000
                                                  -----------   -----------   -----------   -----------   -----------
                                                    2,524,000     2,535,000    10,345,000     9,912,000     8,870,000
                                                  -----------   -----------   -----------   -----------   -----------
Income before income taxes                            421,000       391,000     1,748,000       819,000     1,281,000
Provision for income taxes (Note H)                   193,000       180,000       801,000       373,000       584,000
                                                  -----------   -----------   -----------   -----------   -----------
Net income                                        $   228,000   $   211,000   $   947,000   $   446,000   $   697,000
                                                  ===========   ===========   ===========   ===========   ===========

See notes to fiancial statements

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

                                                                             Class B      Additional
                                                      Common Stock        Common Stock      Paid-in      Retained
                                                    Shares    Amount    Shares    Amount    Capital      Earnings       Total
                                                    ------    ------    ------    ------    -------      --------       -----
Balance - January 1, 1996                              32   $ 2,000,000                   $3,509,000   $ 3,869,000   $ 9,378,000
Net income for the year ended December 31, 1996                                                            697,000       697,000
                                                       --   -----------  --   ----------- ----------   -----------   -----------

Balance - December 31, 1996                            32     2,000,000                    3,509,000     4,566,000    10,075,000
Net income for the year ended December 31, 1997                                                            446,000       446,000
                                                       --   -----------  --   ----------- ----------   -----------   -----------

Balance - December 31, 1997                            32     2,000,000                    3,509,000     5,012,000    10,521,000
Issuance of shares                                                       16   $   100,000                                100,000
Net income for the year ended December 31, 1998                                                            947,000       947,000
                                                       --   -----------  --   ----------- ----------   -----------   -----------

Balance - December 31, 1998                            32     2,000,000  16       100,000  3,509,000     5,959,000    11,568,000
Net income for the three months ended March 31, 1999                                                       228,000       228,000
                                                       --   -----------  --   ----------- ----------   -----------   -----------

Balance - March 31, 1999 (unaudited)                   32   $ 2,000,000  16   $   100,000 $3,509,000   $ 6,187,000   $11,796,000
                                                       ==   ===========  ==   =========== ==========   ===========   ===========


See notes to fiancial statements

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES


Consolidated Statements of Cash Flows

                                                        Three Months Ended
                                                             March 31,                         Year Ended December 31,
                                                             ---------                         -----------------------
                                                        1999            1998            1998            1997           1996
                                                        ----            ----            ----            ----           ----
                                                            (unaudited)
Cash flows from operating activities:
   Net income                                     $    228,000    $    211,000    $    947,000    $    446,000    $    697,000
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Amortization of discount on
         mortgages receivable                         (112,000)       (154,000)       (569,000)       (435,000)       (421,000)
       Amortization of deferred debenture
         offering costs                                227,000         224,000         891,000         958,000         869,000
       Gain on early repayment of discounted
         mortgages receivable                         (275,000)         (7,000)       (291,000)       (215,000)       (282,000)
       Changes in:
         Other assets                                  (61,000)        (57,000)        107,000        (251,000)       (240,000)
         Accounts payable and accrued
           expenses                                    (59,000)          4,000          55,000        (292,000)        342,000
         Mortgage escrow deposits                      908,000         640,000         418,000        (739,000)      1,335,000
         Debenture interest payable at maturity        161,000         559,000         525,000       1,460,000       1,374,000
         Deferred mortgage interest and fees            36,000          46,000         (29,000)        (27,000)        114,000
                                                  ------------    ------------    ------------    ------------    ------------

           Net cash provided by
             operating activities                    1,053,000       1,466,000       2,054,000         905,000       3,788,000
                                                  ------------    ------------    ------------    ------------    ------------

Cash flows from investing activities:
  Collection of mortgages receivable                11,910,000       4,642,000      49,137,000      25,464,000      20,924,000
  Mortgages receivable acquired - affiliates        (2,000,000)     (2,000,000)
  Mortgages receivable acquired - others           (14,886,000)    (14,987,000)    (39,494,000)    (29,431,000)    (34,774,000)
  Principal payments of mortgages payable                                                                              (18,000)
                                                  ------------    ------------    ------------    ------------    ------------
           Net cash (used in) provided by
             investing activities                   (2,976,000)    (12,345,000)      7,643,000      (3,967,000)    (13,868,000)
                                                  ------------    ------------    ------------    ------------    ------------

Cash flows from financing activities:
  Proceeds from issuance of Class B
    common stock                                                                       100,000
  Proceeds from subordinated debenture
    offerings                                          600,000                       4,800,000       8,500,000      17,000,000
  Payment of debenture offering costs                  (52,000)                       (267,000)       (753,000)     (1,479,000)
    Redemption of subordinated debentures             (500,000)                     (2,500,000)     (6,000,000)     (6,200,000)
                                                  ------------    ------------    ------------    ------------    ------------

           Net cash provided by
             financing activities                       48,000                       2,133,000       1,747,000       9,321,000
                                                  ------------                    ------------    ------------    ------------

Net (decrease) increase in cash and
  cash equivalents                                  (1,875,000)    (10,879,000)     11,830,000      (1,315,000)       (759,000)
Cash and cash equivalents at beginning
  of period                                         27,426,000      15,596,000      15,596,000      16,911,000      17,670,000
                                                  ------------    ------------    ------------    ------------    ------------

Cash and cash equivalents at end
  of period                                       $ 25,551,000    $  4,717,000    $ 27,426,000    $ 15,596,000    $ 16,911,000
                                                  ============    ============    ============    ============    ============

See notes to fiancial statements

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)

NOTE A - THE COMPANY

Intervest Corporation of New York (the "Company") was formed by Lowell S. Dansker, Lawrence G. Bergman and Helene D. Bergman for the purpose of engaging in the real estate business, including the origination and purchase of real estate mortgage loans.


NOTE B - SIGNIFICANT ACCOUNTING POLICIES

[1] Consolidation policy:

The financial statements include the accounts of all subsidiaries. Material intercompany items are eliminated in consolidation.

[2] Mortgage loans:

Loans are stated at their outstanding principal balances, net of any deferred fees or costs on originated loans and unamortized discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts are amortized to income over the life of the related receivables using the constant interest method. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loans.

[3] Allowance for losses:

An allowance for loss related to loans that are impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral. Management's periodic evaluation of the need for, or adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on any impaired loans that may be susceptible to significant change. For financial reporting purposes mortgages are deemed to be delinquent when payment of either principal or interest is more than 90 days past due.

[4] Deferred debenture offering costs:

Costs relating to offerings of debentures are amortized over the terms of the debentures based on serial maturities. Deferred debenture offering costs consist primarily of underwriters' commissions.

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)


NOTE B - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[5] Statement of cash flows:

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Interest and income taxes were paid as follows:

                                          Income
Period                   Interest         Taxes
------                   --------         -----
Three Months Ended:
March 31, 1999           $1,882,000   $  234,000
March 31, 1998            1,572,000       22,000

Year
----
1998                     $7,985,000      657,000
1997                      6,721,000      827,000
1996                      5,679,000      196,000

[6] Estimated fair value of financial instruments:

The Company considers the carrying amounts presented for mortgages receivable and subordinated debentures payable on the consolidated balance sheets to be reasonable approximations of fair value. The Company's variable or floating interest rates on large portions of its receivables and payables approximate those which would prevail in current market transactions. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market transaction.

[7] Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[8] Concentration of credit risk:

[a] The Company places its temporary cash investments with higher credit-quality financial institutions, including a bank which is affiliated with the Company and in governmental obligations. Such investments are generally in excess of the FDIC insurance limit. The Company has not experienced any losses from such investments.

[b] The Company's mortgage portfolio is composed predominantly of mortgages on multi-family residential properties in the New York City area, most of which are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of the Company's mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties, although there can be no assurances, that this will continue. The rental housing market in New York City has remained stable.
                                                                             F-7

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)


NOTE B - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[9] Unaudited information:

In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1999 and the results of its operations and its cash flows for the three months ended March 31, 1999 and 1998.


NOTE C - SUBORDINATED DEBENTURES PAYABLE

The Company's Registered Floating Rate Redeemable Debentures consist of the following:

                                                March 31,            December 31,
                                                  1999           1998           1997
                                                  ----           ----           ----
Series 5/13/91, interest at 2% above prime    $ 5,000,000   $ 5,000,000   $ 6,000,000
Series 2/20/92, interest at 2% above prime      4,000,000     4,500,000     4,500,000
Series 6/29/92, interest at 2% above prime      7,000,000     7,000,000     7,000,000
Series 9/13/93, interest at 2% above prime      8,000,000     8,000,000     8,000,000
Series 1/28/94, interest at 2% above prime      4,500,000     4,500,000     4,500,000
Series 10/28/94, interest at 2% above prime     4,500,000     4,500,000     4,500,000
Series 5/12/95, interest at 2% above prime      9,000,000     9,000,000     9,000,000
Series 10/19/95, interest at 2% above prime     9,000,000     9,000,000     9,000,000
Series 5/10/96, interest at 1% above prime                                  1,000,000
Series 5/10/96, interest at 2% above prime     10,000,000    10,000,000    10,000,000
Series 10/15/96, interest at 1% above prime                                   500,000
Series 10/15/96, interest at 2% above prime     5,500,000     5,500,000     5,500,000
Series 4/30/97, interest at 9%                    500,000       500,000       500,000
Series 4/30/97, interest at 1% above prime      8,000,000     8,000,000     8,000,000
Series 11/10/98, interest at 8%                 1,400,000     1,400,000
Series 11/10/98, interest at 8 1/2%             1,400,000     1,400,000
Series 11/10/98, interest at 9%                 2,600,000     2,000,000
                                              -----------   -----------   -----------

                                              $80,400,000   $80,300,000   $78,000,000
                                              ===========   ===========   ===========

"Prime" refers to the prime rate of Chase Manhattan Bank.

Prime was 7 3/4% on March 31, 1999 and December 31, 1998. Minimum interest is 9 1/2% and maximum interest is 15% on Series 5/13/91. Series 2/20/92 has minimum interest of 8% and maximum interest of 14%, Series 6/29/92 has maximum interest of 14%, Series 9/13/93, 1/28/94, 10/28/94, 5/12/95, 10/19/95, 5/10/96, 10/15/96
and 4/30/97 due October 1, 2005 have maximum interest of 12%.

Payment of interest on an aggregate of $16,470,000 of debentures is deferred until maturity and earns interest at prime. Any debenture holder who has deferred receipt of interest may at any time elect to receive the deferred interest and subsequently receive regular payments of interest, except holders of Series 11/10/98.

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)

NOTE C - SUBORDINATED DEBENTURES PAYABLE  (CONTINUED)

The debentures may be redeemed, in whole or in part, at any time at the option of the Company. For debentures issued after 1996, redemption would generally be at a premium of 1% or 2% if the redemption is prior to 2000. After January 1, 2000 Series 11/10/98 debenture holders can require the Company to repurchase up to $100,000 principal amount of debentures plus accrued interest each year.

The debentures are unsecured and subordinate to all present and future senior indebtedness, as defined.

Maturities of debentures are summarized as follows:


                              Outstanding at
                              --------------
          Year Ending    March 31,      December 31,
          December 31,     1999            1998
          -----------    ---------      ------------
                 1999   $ 9,500,000   $10,000,000
                 2000     7,000,000     7,000,000
                 2001     9,400,000     9,400,000
                 2002     4,500,000     4,500,000
                 2003     5,900,000     5,900,000
Thereafter until 2005    44,100,000    43,500,000
                        -----------   -----------

                        $80,400,000   $80,300,000
                        ===========   ===========

NOTE D - MORTGAGES RECEIVABLE

Information as to mortgages receivable is summarized as follows:


                           March 31,          December 31,
                             1999          1998          1997
                             ----          ----          ----

First mortgages          $69,114,000   $67,574,000   $68,668,000
Junior mortgages           2,365,000       500,000     6,534,000
                         -----------   -----------   -----------

                          71,479,000    68,074,000    75,202,000
Less unearned discount       583,000       541,000       886,000
                         -----------   -----------   -----------
                         $70,896,000   $67,533,000   $74,316,000
                         ===========   ===========   ===========

Interest rates on mortgages range from 6% to 15%. Certain mortgages have been discounted utilizing rates ranging from 11% to 17%.

During 1999, 1998 and 1997 certain mortgages were paid in full prior to their maturity date. This resulted in the recognition of a gain, which represents the balance of the unamortized discount applicable to these mortgages.

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)

NOTE D - MORTGAGES RECEIVABLE  (CONTINUED)

Other income includes pre-payment premiums of $515,000, $271,000 and $228,000 for the years ended December 31, 1998, 1997 and 1996, respectively. For the three months ended March 31, 1999 and 1998, such pre-payment premiums were $111,000 and $81,000, respectively.

Maturities of mortgages receivable are summarized as follows:

    Year Ending           March 31,    December 31,
    December 31,             1999         1998
    -----------           ---------    ------------
                 1999   $31,308,000   $42,997,000
                 2000    14,061,000     8,912,000
                 2001     6,141,000       773,000
                 2002     1,162,000       932,000
                 2003     1,969,000     1,134,000
Thereafter until 2015    16,838,000    13,326,000
                        -----------   -----------

                        $71,479,000   $68,074,000
                        ===========   ===========

The Company evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. At the respective balance sheet dates, no allowances were required.


NOTE E - CLASS B COMMON STOCK

In August 1998, the Company's certificate of incorporation was amended to authorize 100 shares of Class B stock. Class B shares have voting rights equal to those of common shares, are convertible to common shares at the rate of one share of common stock to three shares of Class B stock, contain restrictions as to dividends and transfers and are junior to common shares in liquidation.

The Company's Executive Vice-President who is also a relative of the common stockholders, purchased 15.89 shares for $100,000 in August 1998.


NOTE F - RELATED PARTY TRANSACTIONS

Intervest Securities Corporation, an affiliate of the Company, acted as the placement agent in the Company's 1998 private placement of subordinated debentures and received commissions and fees aggregating $258,300 in connection therewith.

In the first quarter of 1999, the Company acquired first mortgages in the aggregate principal amount of $5,629,000 from Intervest Bancshares Corporation, an affiliate of the Company.

Other income includes fees of $6,000 from affiliates in both 1998 and 1997 and $8,000 in 1996; and $1,000 for both three months ended March 31, 1999 and March 31, 1998.

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)


NOTE F - RELATED PARTY TRANSACTIONS  (CONTINUED)

The Company utilized personnel and other facilities of affiliated entities and was charged service fees for general and administrative expenses for placing mortgages, servicing mortgages and distributing debenture interest checks. Such fees amounted to $295,000, $264,000 and $367,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and $72,000 for the three months ended March 31, 1998. Management believes these service fees are reasonable. Effective January 1, 1999, personnel performing the services were transferred to the Company and accordingly, the appointed entities discontinued charging service fees to the Company.

The Company participates with Intervest Bank in one mortgage. The balance of the Company's participation in this mortgage was $205,000 at March 31, 1999 and $237,000 at December 31, 1998. The stockholders of the Company are officers, directors and stockholders of the parent of Intervest Bank.


NOTE G - COMMITMENTS AND OTHER MATTERS

[1] Office lease:

The Company occupies its office space under a lease which terminates on September 30, 2004. In addition to minimum rents the Company is required to pay its proportionate share of increases in the building's real estate taxes and costs of operation and maintenance as additional rent. Rent expense amounted to $177,000, $176,000 and $180,000 for the years ended December 31, 1998, 1997 and
1996, respectively, and $44,000 for both the three months ended March 31, 1999 and 1998.

Future minimum rents under the lease as of December 31, 1998 are as follows:

 Year Ending
  December 31,
      1999   $  174,902
      2000      179,133
      2001      191,828
      2002      191,828
      2003      191,828
Thereafter      143,871
             ----------

             $1,073,390
             ==========

Prior to January 1, 1999, the Company shared this space with affiliates who were charged rent of $71,000, $64,000 and $63,000 in the years ended December 31, 1998, 1997 and 1996, respectively, and $17,000 for the three months ended March 31, 1998.

[2] Employment agreement:

Effective as of July 1, 1995, the Company entered into an employment agreement with its Executive Vice-President, who is related to the stockholders, for a term of ten years at an annual salary in the present amount of $148,877, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. In the event of the executive's death or disability, one-half of this amount will continue to be paid for a term as defined in the agreement.

Effective August 3, 1998, the Company modified the employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000.

INTERVEST CORPORATION OF NEW YORK AND SUBSIDIARIES

Notes to Financial Statements
(unaudited with respect to three-month periods ended March 31, 1999 and March 31, 1998)


NOTE H - INCOME TAXES

The Company has provided for income taxes in the periods presented based on the federal, state and city tax rates in effect for these periods.

The provision for income taxes consists of the following components:


                             Three Months Ended               Year Ended
                                 March 31,                   December 31,
                                 ---------                   ------------
                             1999         1998        1998        1997        1996
                             ----         ----        ----        ----        ----
Current taxes:
        Federal           $ 116,000   $ 106,000   $ 475,000    $ 242,000   $ 324,000
        State and local      77,000      72,000     316,000      164,000     216,000

Deferred taxes:
        Federal                           1,500       6,000     (20,000)      26,000
        State and local                     500       4,000     (13,000)      18,000
                          ---------   ---------   ---------    ---------   ---------

                          $ 193,000   $ 180,000   $ 801,000    $ 373,000   $ 584,000
                          =========   =========   =========    =========   =========

Temporary differences exist between financial accounting and tax reporting which result in a net deferred tax asset, included in other assets, as follows:


                                      March 31,       December 31,
                                        1999        1998        1997
                                        ----        ----        ----

Debenture underwriting commissions   $  1,000    $  3,000    $  9,000
Deferred fees and interest             46,000      45,000      49,500
Discount on mortgages receivable      (17,000)    (18,000)    (18,500)
                                     --------    --------    --------

                                     $ 30,000    $ 30,000    $ 40,000
                                     ========    ========    ========

The amounts of income taxes provided varied from the amounts which would be "expected" to be provided at the statutory federal income tax rates in effect for the following reasons:


                                          Three Months Ended
                                               March 31,                 Year Ended December 31,
                                               ---------                 -----------------------
                                           1999         1998         1998         1997         1996
                                           ----         ----         ----         ----         ----
Tax computed based upon the statutory
        federal tax rate                $ 143,000    $ 133,000    $ 594,000    $ 278,000    $ 435,000
State and local income tax, net of
        federal income tax benefit         51,000       48,000      213,000      101,000      158,000
Nontaxable income                          (2,000)      (1,000)     (10,000)     (10,000)      (9,000)
Other                                       1,000                     4,000        4,000
                                        ---------    ---------    ---------    ---------    ---------
                                        $ 193,000    $ 180,000    $ 801,000    $ 373,000    $ 584,000
                                        =========    =========    =========    =========    =========




INTERVEST CORPORATION OF NEW YORK
SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1998
                          Effective  Actual   Final                                                         Face        Carrying
                           Interest Interest Maturity                                          Prior     Amount of     Amount of
Description                   Rate    Rate      Date        Periodic Payment Terms             Liens     Mortgages     Mortgages
Commercial First Mortgages:
  Office Buildings:
  New City, New York         12.25%   6.20%   12/08/10   principal and interest annually                 $300,000      $139,000

Restaurants:
  Manassas, Virginia        12.375    6.50    12/01/05   principal and interest annually                  300,000       112,000
  Irondequoit, New York      12.50    7.20    12/01/12   principal and interest annually                  340,000       187,000
  Decatur And Jonesboro, Geo 13.00    8.50    04/01/13            (C)                                     583,000       365,000

Participation:
  Brooksville, Florida        8.25    8.25    10/18/99                                                    900,000       237,000

Residential First Mortgages:
  Co-Operative Apartment Buildings:
    New York, New York         11.51   11.51    07/31/99          (C)                                     950,000       913,000
    New York, New York          9.00    9.00    11/01/99          (C)                                     367,000       288,000

Rental Apartment Buildings:
  Bronx, New York            11.00   11.00    07/01/06            (C)                                     895,000       697,000
  Bronx, New York            11.00   11.00    11/01/12            (C)                                   2,445,000     2,131,000
  Bronx, New York            12.75   12.75    08/01/12            (C)                                     900,000       898,000

  Bronx, New York            13.75   13.75    01/01/10            (C)                                   2,850,000 (G) 1,406,000
  Bronx, New York            12.75   12.75    01/01/11            (C)                                   1,175,000     1,111,000
  Bronx, New York            12.00   12.00    08/01/10            (C)                                   1,045,000       944,000
  Bronx, New York            12.00   12.00 (A)09/30/99            (C)                                     670,000       609,000
  Bronx, New York            13.25   13.25    06/01/13            (C)                                   2,000,000 (H)   624,000
  Bronx, New York            10.00   10.00    11/01/15            (C)                                   1,260,000     1,160,000
  Brooklyn, New York         14.80   12.50 (B)04/11/99            (C)                                   1,150,000       473,000
  Bronx, New York            12.50   12.50    01/01/10            (C)                                   1,650,000 (I) 1,039,000
  Bronx, New York            12.75   12.75    11/01/11            (C)                                   1,850,000     1,791,000
  New York, New York         11.00   10.00    03/15/10            (C)                                   1,150,000       980,000
  Bronx, New York            13.50   13.50    11/01/13            (C)                                   4,510,000 (J) 3,504,000
  New York, New York         11.00   11.00    03/01/99            (D)                                   1,100,000     1,100,000
  Pine Hill, New Jersey      16.20   14.50 (B)05/01/99            (C)                                   7,200,000     6,797,000
  Philadelphia, Pennsylvania 16.00   14.50 (B)06/12/99            (C)                                   3,800,000     6,422,000
  Passaic, New Jersey        14.32   12.50 (B)11/03/98(K)         (C)                                     925,000       908,000
  Yonkers, New York          13.25   11.50 (B)07/07/99            (C)                                   2,000,000     1,992,000
  Passaic, New Jersey        14.13   12.62 (B)07/15/99            (C)                                     600,000       582,000
  New York, New York         11.00   10.10 (B)07/16/99            (C)                                   2,100,000     2,062,000
  New York, New York         16.16   13.78 (B)02/11/00            (C)                                   1,900,000     2,491,000
  Washington, D.C.           11.42   10.68 (B)08/19/99            (C)                                   5,000,000     4,926,000
  Washington, D.C.           13.00   11.50 (B)02/24/99            (C)                                   1,550,000     1,501,000
  St. Petersburg, Florida    11.81   10.50 (B)04/22/00            (C)                                     810,000       799,000
  Greenacres, Florida        11.23   10.67 (B)05/01/00            (C)                                   2,215,000     2,191,000
  Sanford, Florida           11.22   10.66 (B)04/30/00            (C)                                   1,600,000     1,582,000
  Trumbull, Connecticut      12.60   11.68 (B)09/01/99            (C)                                   1,415,000     1,390,000

Residential First Mortgages,
Rental Apartment Buildings: (Continued)
  New York, New York         11.51   10.64 (B)12/18/99            (C)                                   5,700,000     5,641,000
  Opa Locka, Florida         11.67   10.66 (B)10/31/00            (C)                                   2,975,000     2,920,000
  Temple Hills, Maryland     13.00   11.50 (B)11/09/99            (C)                                     850,000       189,000
  Jacksonville, Florida      12.75   11.25 (B)12/01/99            (C)                                   1,400,000     1,280,000
  Bridgeport, Connecticut    10.72   10.14 (B)12/01/00            (C)                                     850,000       842,000
  Ellenville, New York       11.50   11.50 (B)07/10/99            (C)                                     950,000       830,000
  Newark, New Jersey         11.70   10.00 (B)12/30/99            (C)                                   1,000,000       980,000


Residential Second Mortgages,
  Rental Apartment Buildings:
    New Rochelle, New York     11.50   11.50     Due on           (D)                       1,300,000     500,000       500,000
                                                 demand
                                                                                           ---------- -----------   -----------
                                                                                           $1,300,000 $73,730,000   $67,533,000
                                                                                           ========== ===========   ===========


          (A)  Interest payments are fixed. Interest rate shown is approximate.
          (B)  Interest at fluctuating rate based on bank prime rate.
          (C)  Principal and interest monthly.
          (D)  Interest only, principal at maturity.
          (E)  No prepayment permitted.
          (F)  None
          (G)  $1,250,000 of participation of mortgage was sold in 1998.
          (H)  $1,250,000 of participation of mortgage was sold in 1998.
          (I)  $500,000 of participation of mortgage was sold in 1998.
          (J)  $1,000,000 of participation of mortgage was sold in 1998.
          (K)  Subsequently paid on 1/29/1999.
          (L) The carrying amount of mortgages approximates cost for income tax purposes.

INTERVEST CORPORATION OF NEW YORK
SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1998


Description                   Prepayment Penalty/Other Fees

Commercial First Mortgages:
  Office Buildings:
  New City, New York                        (F)

Restaurants:
  Manassas, Virginia                       0.5%
  Irondequoit, New York                      1%
  Decatur And Jonesboro, Geo                (F)

Participation:
  Brooksville, Florida                      (F)

Residential First Mortgages:
  Co-Operative Apartment Buildings:
    New York, New York                      (E)
    New York, New York                      (E)

Rental Apartment Buildings:
  Bronx, New York            not prepayable until 1/1/2000.
  Bronx, New York            not prepayable until 2/2003.
  Bronx, New York            not prepayable until balance under $200,000
                               2% fee on unpaid balance.
  Bronx, New York            not prepayable until 2/1/2005.
  Bronx, New York                           (E)
  Bronx, New York            not prepayable until balance under $200,000
  Bronx, New York                           (F)
  Bronx, New York                           (E)
  Bronx, New York            not prepayable until 3/1999.
  Brooklyn, New York         one month's interest
  Bronx, New York            not prepayable until 10/1/2000
  Bronx, New York            not prepayable until 1/1/2003.
  New York, New York                        (F)
  Bronx, New York                           (E)
  New York, New York                        (F)
  Pine Hill, New Jersey      1% fee.
  Philadelphia, Pennsylvania 1% fee.
  Passaic, New Jersey        one month's interest
  Yonkers, New York          not prepayable until 5/8/1999, then 1% fee
  Passaic, New Jersey        one month's interest
  New York, New York                        (E)
  New York, New York         not prepayable until 11/12/1999, then 0.5% fee
  Washington, D.C.           not prepayable until 4/19/1999, then 1% fee
  Washington, D.C.           1% fee
  St. Petersburg, Florida    not prepayable until 4/22/1999, then 1.5% fee
  Greenacres, Florida        not prepayable until 5/1/1999, then 1.5% fee
  Sanford, Florida           not prepayable until 4/30/1999, then 1.5% fee
  Trumbull, Connecticut      not prepayable until 3/1/1999, then 1% fee

Residential First Mortgages,
Rental Apartment Buildings: (Continued)
  New York, New York         not prepayable until 8/18/1999, then 1% fee
  Opa Locka, Florida         not prepayable until 4/29/2000, then 1% fee
  Temple Hills, Maryland     not prepayable until 8/9/1999, then 1% fee
  Jacksonville, Florida      not prepayable until 9/2/1999, then 1% fee
  Bridgeport, Connecticut    not prepayable until 6/3/2000, then 1% fee
  Ellenville, New York                      (F)
  Newark, New Jersey         1% fee


Residential Second Mortgages,
  Rental Apartment Buildings:
    New Rochelle, New York                  (F)




          (A)  Interest payments are fixed. Interest rate shown is approximate.
          (B)  Interest at fluctuating rate based on bank prime rate.
          (C)  Principal and interest monthly.
          (D)  Interest only, principal at maturity.
          (E)  No prepayment permitted.
          (F)  None
          (G)  $1,250,000 of participation of mortgage was sold in 1998.
          (H)  $1,250,000 of participation of mortgage was sold in 1998.
          (I)  $500,000 of participation of mortgage was sold in 1998.
          (J)  $1,000,000 of participation of mortgage was sold in 1998.
          (K)  Subsequently paid on 1/29/1999.
          (L) The carrying amount of mortgages approximates cost for income tax purposes.

INTERVEST CORPORATION OF NEW YORK

SCHEDULE IV MORTGAGE LOANS ON REAL ESTATE Continued




The following summary reconciles mortgages receivable at their carrying values:


                                                 Year Ended December 31
                                                 ----------------------

                                         1998           1997           1996
                                         ----           ----           ----

Balance at beginning of period        $ 74,316,000   $ 69,699,000   $ 55,146,000

Additions during period:
   Mortgages acquired                   41,494,000     29,431,000     34,774,000
                                       -----------     ----------     ----------
                                       115,810,000     99,130,000     89,920,000

Deductions during period:
   Collections of principal, net of
   Amortization of discounts            48,277,000     24,814,000     20,221,000
                                       -----------     ----------     ----------
   BALANCE AT CLOSE OF PERIOD         $ 67,533,000   $ 74,316,000   $ 69,699,000
                                       ===========     ==========     ==========

(BACK COVER PAGE)


         No person has been authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering of the Debentures made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.



                        -------------------------------

                        INTERVEST CORPORATION OF NEW YORK
                                   $6,500,000


                                 SERIES __/__/99


                       $2,500,000 Subordinated Debentures
                                Due July 1, 2002
                       $2,000,000 Subordinated Debentures
                                Due July 1, 2004
                       $2,000,000 Subordinated Debentures
                               Dated July 1, 2006



                                   PROSPECTUS


                             Sage, Rutty & Co., Inc.
                 The date of this Prospectus is _________, 1999.

                                TABLE OF CONTENTS
                                -----------------

                                                Page
                                                ----


Where you Can Find More Information .........    3

Who Should Invest ...........................    3

Summary .....................................    4

Risk Factors ................................    5

Use of Proceeds .............................   10

Capitalization ..............................   12

Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations .........................   13

Selected Financial Information of the Company   18

History and Business ........................   20

Management ..................................   32

Transactions with Management ................   35

Stockholders ................................   36

Description of Debentures ...................   37

Plan of Offering ............................   44

Legal Opinions ..............................   45

Experts .....................................   45

Index to Financial Statements ...............   46


Table 1 -- Mortgages Receivable .............   22

UNTIL __________, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.           Other Expenses of Issuance and Distribution.
--------           --------------------------------------------

                   The following statement sets forth the amounts of expenses in connection with the offering of the Debentures pursuant to this registration statement, all of which shall be borne by the Company.


                                      Amount*
                                      -------
Securities and Exchange Commission
 Registration Fee ................   $  1,807
EDGAR Expenses ...................      5,000
Printing and Engraving Expenses ..     20,000
Accounting Fees and Expenses .....     15,000
Legal Fees and Expenses ..........     40,000
Blue Sky Fees and Expenses .......     15,000
Trustees' Fees and Expenses ......      5,000
Miscellaneous ....................      8,193
                                     --------
Total ............................   $110,000
*Estimated amounts of expenses ...


Item 31.           Sales to Special Parties.
--------           -------------------------

                   Not applicable.

Item 32.           Recent Sales of Unregistered Securities.
--------           ----------------------------------------

                   During the 3rd Quarter of Calendar 1998, the Certificate of Incorporation of the Company was amended to create a new class of stock, designated Class B Stock and consisting of 100 shares, without par value. A total of 15.89 shares of Class B Stock were issued to an officer of the Company for cash consideration of $100,000. The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 33.           Indemnification of Directors and Officers.
--------           ------------------------------------------

                   Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

                   The Company's By-laws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of New York State. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of New York State; and to pay any officer or director of the Company, in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company. The form of Underwriting Agreement included as an exhibit to this Registration Statement provides for indemnification of the Company, its officers and directors, against certain liabilities.

Item 34.           Treatment of Proceeds from Stock Being Registered.
--------           --------------------------------------------------

                   Not applicable.

Item 35.           Financial Statements and Exhibits.
--------           ----------------------------------

                   (a)    Financial Statements:

                   See Index to Financial Statements of the Company.

                   (b) The following exhibits are filed as part of this Registration Statement:

Exhibit No.
-----------

1.1 Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the "Underwriter").

1.2                Form of Selected Dealer Agreement.

3.1                Certificate of Incorporation of the Company.1

3.2                Certificate of Amendment to Certificate of
                   Incorporation.2

3.2                By-laws of the Company.3

4.1 Form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee").

5.1                Opinion of Harris Beach & Wilcox.

10.1 Form of Escrow Agreement between the Company, the Underwriter and M&T Bank.

10.2               Form of Employment Agreement between the Company and
                   Jerome Dansker.4

10.3 Amendment to Employment Agreement between the Company and Jerome Dansker.2


12.1               Statement re Computation of Ratio of Earnings to
                   Fixed Charges.*

21.1               Subsidiaries.*


23.1 Consent of Harris Beach & Wilcox is included in the opinion of Harris Beach & Wilcox, filed as Exhibit 5.1.


23.2               Consent of Richard A. Eisner & Company, LLP*

25.1               Statement of Eligibility and Qualification under
                   Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.*
----------------------------------
* Previously filed


(1) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

(2) Incorporated by reference to Registrant's Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999.

(3) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-39971), declared effective on May 13, 1991.

(4) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1996.

Item 36.           Undertakings.
--------           -------------

                   The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                            (i)            To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 28, 1999.


                        INTERVEST CORPORATION OF NEW YORK

                        By:              /s/ Lowell S. Dansker
                                         ---------------------
                        Name:            Lowell S. Dansker
                        Title:           President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 28, 1999.


Signature                                       Capacity
---------                                       --------


By /s/Lawrence G. Bergman     President (Principal Executive Officer),
Lawrence G. Bergman, as       Treasurer, (Principal Financial Officer and
---------------------------- Principal Accounting Officer) and Director attorney-in-fact
(Lowell S. Dansker)

By /s/Lawrence G. Bergman     Vice President, Secretary and Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(Lawrence G. Bergman)

By /s/Lawrence G. Bergman     Chairman, Executive Vice President and Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(Jerome Dansker)


                              Director
-------------------------
(Michael A. Callen)


By /s/Lawrence G. Bergman     Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(Milton F. Gidge)

By /s/Lawrence G. Bergman     Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(William F. Holly)

By /s/Lawrence G. Bergman     Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(Edward J. Merz)

By /s/Lawrence G. Bergman     Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(Thomas E. Willett)

By /s/Lawrence G. Bergman     Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(David J. Willmott)

By /s/Lawrence G. Bergman     Director
----------------------------
Lawrence G. Bergman, as
attorney-in-fact
(Wesley T. Wood)

                                    EXHIBITS

                            TO REGISTRATION STATEMENT

                                       ON

                                    FORM S-11



                              INTERVEST CORPORATION

                                   OF NEW YORK

                                  EXHIBIT INDEX

Number         Exhibit
------         -------

 1.1 Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the "Underwriter").

 1.2                    Form of Selected Dealer Agreement.

 3.1                    Certificate of Incorporation of the Company.1

 3.2                    Certificate of Amendment to Certificate of
                        Incorporation.2

 3.3                    By-laws of the Company.2

 4.1 Form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee").

 5.1                    Opinion of Harris Beach & Wilcox.

10.1 Form of Escrow Agreement between the Company, the Underwriter and Intervest Bank.

10.2                    Form of Employment Agreement between the Company and
                        Jerome Dansker.(3)

10.3 Amendment to Employment Agreement between the Company and Jerome Dansker.2


12.1                    Statement re Computation of Ratio of Earnings to
                        Fixed Charges.*

21.1                    Subsidiaries.*


23.1 Consent of Harris Beach & Wilcox is included in the opinion of Harris Beach & Wilcox, filed as Exhibit 5.1.


23.2                    Consent of Richard A. Eisner & Company, LLP*

25.1                    Statement of Eligibility and Qualification under
                        Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.*
--------------------------
* Previously filed


1 Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

2 Incorporated by reference to Registrant's Report on Form 10-K for the year ended December 31, 1998.

3 Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-39971), declared effective on May 13, 1991.

4 Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1995.